Exhibit 10.18

AGREEMENT AND PLAN OF MERGER

by and among

Myriad Genetics, Inc.;

Cinnamon Merger Sub, Inc.;

Counsyl, Inc.;

and

FORTIS ADVISORS LLC, as the Securityholders’ Representative

Dated as of May 25, 2018

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Page

Section 1.	Description of Transaction1
1.1	Merger of Merger Sub into the Company1
1.2	Effect of the Merger1
1.3	Closing; Effective Time1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers2
1.5	Conversion of Shares3
1.6	Treatment of Company Options, Company RSUs and Company Warrants.4
1.7	Parent Stock Elections.5
1.8	Payoff Letters7
1.9	Further Action8
1.10	Closing of the Company’s Transfer Books8
1.11	Exchange/Payment/Deliveries.8
1.12	Post Closing Adjustment to Closing Merger Consideration Amount12
1.13	Post-Closing Distributions.16
1.14	Appraisal and Dissenters’ Rights.16
1.15	Securityholders’ Representative.17
Section 2.	Representations and Warranties of the Company20
2.1	Subsidiaries; Due Incorporation; Etc.20
2.2	Certificate of Incorporation and Bylaws21
2.3	Capitalization, Etc21
2.4	Financial Statements; Internal Controls; Indebtedness23
2.5	Absence of Certain Changes24
2.6	Title to Assets24
2.7	Equipment25
2.8	Real Property; Leasehold25
2.9	Intellectual Property.25
2.10	Privacy and Data Security.28
2.11	Regulatory Matters.30
2.12	Material Contracts.32
2.13	Liabilities34

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2.14	Compliance with Laws34
2.15	Certain Business Practices35
2.16	Tax Matters.35
2.17	Employee Benefit Plans and Employee Matters.37
2.18	Environmental Matters40
2.19	Insurance40
2.20	Legal Proceedings; Orders41
2.21	Authority; Binding Nature of Agreement41
2.22	Vote Required42
2.23	Non-Contravention; Consents42
2.24	Accounts Receivable42
2.25	Financial Advisor43
2.26	Significant Business Relationships.43
2.27	Related Party Transactions43
Section 3.	Representations and Warranties of Parent and Merger Sub44
3.1	Due Incorporation; Subsidiaries44
3.2	Authority; Binding Nature of Agreement44
3.3	Non-Contravention; Consents44
3.4	Litigation44
3.5	Merger Sub45
3.6	Reliance.45
3.7	No Parent Vote Required45
3.8	Solvency46
3.9	Availability of Funds46
3.10	Capital Stock46
3.11	Reports and Financial Statements46
3.12	Parent Stock48
Section 4.	Certain Covenants of the Company48
4.1	Access48

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4.2	Conduct of the Business of the Company49
4.3	No Solicitation.51
Section 5.	Additional Covenants of the Parties52
5.1	Stockholder Consent or Approval.52
5.2	Regulatory Filings; Reasonable Best Efforts.52
5.3	Employee Benefits.55
5.4	Indemnification of Officers and Directors.56
5.5	Disclosure57
5.6	Tax Matters.57
5.7	Notification of Certain Events59
5.8	Commercially Reasonable Efforts59
5.9	Registration Statement.59
5.10	Financing Cooperation61
5.11	Disclosure Schedules63
Section 6.	Conditions Precedent to Obligations of Parent and Merger Sub63
6.1	Accuracy of Representations and Warranties63
6.2	Performance of Covenants64
6.3	Stockholder Approval64
6.4	Antitrust Clearances64
6.5	No Restraints64
6.6	No Litigation64
6.7	Deliveries64
6.8	Estimated Closing Statement64
6.9	Closing Certificate64
6.10	Company Material Adverse Effect.65
6.11	Dissenting Shares.65
6.12	Additional Conditions.65
Section 7.	Conditions Precedent to Obligation of the Company65
7.1	Accuracy of Representations and Warranties65

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7.2	Performance of Covenants65
7.3	Stockholder Approval66
7.4	Antitrust Clearances66
7.5	No Restraints66
7.6	Closing Certificate66
7.7	Deliveries66
Section 8.	Survival; Limitations66
8.1	Survival of Representations and Warranties66
8.2	Sole and Exclusive Remedy; Limitations.66
8.3	R&W Insurance67
Section 9.	Termination68
9.1	Termination68
9.2	Effect of Termination68
Section 10.	Miscellaneous Provisions69
10.1	Amendment69
10.2	Expenses69
10.3	Waiver.69
10.4	Entire Agreement; Counterparts69
10.5	Applicable Law; Jurisdiction70
10.6	Attorneys’ Fees70
10.7	Assignability70
10.8	Third Party Beneficiaries; No Recourse.71
10.9	Notices71
10.10	Severability72
10.11	Knowledge72
10.12	Conflict of Interest73
10.13	Attorney-Client Privilege73
10.14	No Implied Representations74
10.15	Specific Performance74
10.16	Construction.74

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10.17	Disclosure Schedule75

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Exhibits

Exhibit A-Certain Definitions

Exhibit B-Form of Letter of Transmittal

Exhibit C-Form of Escrow Agreement

Exhibit D- Form of Election and Investor Questionnaire

-vi-

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of May 25, 2018, by and among: Myriad Genetics, Inc., a Delaware Corporation (“Parent”); Cinnamon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Counsyl, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent.

B.The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.	Description of Transaction

1.1Merger of Merger Sub into the Company

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2Effect of the Merger

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3Closing; Effective Time

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Company’s offices, at 7:00 a.m. San Francisco time on a date to be designated by the Company (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the

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conditions set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) and Section 7 (Conditions Precedent to Obligation of the Company) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur (a) on or before July 31, 2018, then the Closing shall be delayed until July 31, 2018, and (b) after July 31, 2018 and on or between the 20th day and the last day of a month, then the Closing shall be delayed until the last Business Day of such month, in each case, so long as, as of the date the Closing would have otherwise occurred but for the foregoing proviso (such date, the “Satisfaction Date”) (i) each party has delivered to the other party the certificates required to be delivered by it pursuant to Section 6.9 (Conditions Precedent to Obligations of Parent and Merger Sub) and Section 7.6 (Conditions Precedent to Obligations of the Company), as applicable, and (ii) each party irrevocably confirms in writing to the other party that the conditions in Section 6.1, 6.2 and 6.10 (Conditions Precedent to Obligations of Parent and Merger Sub) (in the case of Parent) and Section 7.1 and 7.2 (Conditions Precedent to Obligations of the Company) (in the case of the Company) have been satisfied or are waived, that but for the passage of time until such date, there is no other condition that is not then satisfied or waived nor any other bases then available to rely on to refuse to close on such date and that it is ready, willing and able to close on such date subject to the continued satisfaction of the remaining conditions in  Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) (in the case of Parent) or Section 7 (Conditions Precedent to Obligations of the Company) (in the case of the Company), as the case may be; provided that between the Satisfaction Date and the Closing, the Company shall not have materially breached its covenants and agreements set forth in Section 4.2 (Conduct of the Business of the Company).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing (but no later than the Closing Date and no earlier than the confirmation of receipt of the Payment Amount by the Payment Agent to Parent and the Company), delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).

1.4Certificate of Incorporation and Bylaws; Directors and Officers

(a)The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until amended in accordance with the DGCL, except that the certificate of incorporation shall be amended to change the name of the Surviving Corporation to “Counsyl, Inc.”

(b)The bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time until amended in accordance with the DGCL.

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(c)The directors and officers of the Surviving Corporation as of the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5Conversion of Shares

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)any shares of Company Capital Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.11 (Exchange/Payment) and 1.14 (Appraisal and Dissenters’ Rights), each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Series D Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount equal to $10.84 payable, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price);

(d)except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.11 (Exchange/Payment) and 1.14 (Appraisal and Dissenters’ Rights), each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Series C Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount equal to $8.84 payable, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price);

(e)except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.11 (Exchange/Payment) and 1.14 (Appraisal and Dissenters’ Rights), each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Series B Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount equal to $5.0518 payable, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price).

(f)except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.11 (Exchange/Payment) and 1.14 (Appraisal and Dissenters’ Rights), each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an

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existing and issued share of Series A Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount equal to $4.28 payable, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price).;

(g)except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.11 (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions), 1.14 (Appraisal and Dissenters’ Rights) and 1.15 (Securityholders’ Representative), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Common Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount payable, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price) equal to the Per Share Merger Consideration; and

(h)each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

1.6Treatment of Company Options, Company RSUs and Company Warrants.

(a)(I) Subject to Sections 1.11 (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions) and 1.15 (Securityholders’ Representative), contingent on and effective immediately prior to the Effective Time, each In-the-Money-Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Equity Incentive Plans or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time and to the extent not exercised prior to the Effective Time, shall be cancelled at the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, a payment, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price) in an amount equal to (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of such In-the-Money-Option multiplied by (ii) the amount by which the Per Share Merger Consideration exceeds the exercise price per share of such In-the-Money-Option (the “Closing Options Payout Amount”). (II) With respect to each Out-of-the-Money-Option, contingent on and effective immediately prior to the Effective Time, each Out-of-the-Money-Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Equity Incentive Plans or otherwise, whether or not vested or exercisable, shall be cancelled at the Effective Time without the payment of any consideration to the holder of such Out-of-the-Money-Option, and the holder of such Out-of-the-Money-Option shall have no further rights with respect thereto.

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The Company agrees that the Board of Directors of the Company shall adopt such resolutions or take such other actions (including obtaining any required consents) prior to the Effective Time as may be required to effect the transactions described in Section 1.6(a) (Treatment of Company Options, Company RSUs and Company Warrants).

(b)Subject to Sections 1.11 (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions) and 1.15 (Securityholders’ Representative), contingent on and effective immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether under the Equity Incentive Plans or otherwise, whether or not vested, shall become fully vested immediately prior to the Effective Time and shall be cancelled at the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, a payment, subject to an Election pursuant to Section 1.7 (Parent Stock Elections), in cash and shares of Parent Stock (valued at the Parent Stock Price) in an amount equal to (i) the aggregate number of shares of Company Common Stock issuable upon the settlement of such Company RSU, multiplied by (ii) the Per Share Merger Consideration (the “Closing RSUs Payout Amount”).

The Company agrees that the Board of Directors of the Company shall adopt such resolutions or take such other actions (including obtaining any required consents) prior to the Effective Time as may be required to effect the transactions described in Section 1.6(b) (Treatment of Company Options, Company RSUs and Company Warrants).

(c)Subject to Sections 1.11 (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions) and 1.15 (Securityholders’ Representative), contingent on and effective immediately prior to the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time (other than the Excluded Company Warrants), shall be cancelled at the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, a cash payment in an amount equal to (i) in the case of each Company Series B Preferred Stock Warrant, (A) (1) the aggregate number of shares of Series B Preferred Stock issuable upon exercise of such Company Series B Preferred Stock Warrant multiplied by (2) $5.0518, minus (A) (1) the exercise price payable in respect of a share of Series B Preferred Stock issuable under such Company Series B Preferred Stock Warrant, multiplied by (2) the number of shares of Series B Preferred Stock issuable upon the exercise of such Company Series B Preferred Stock Warrant and (ii) in the case of each Company Put Warrant, (A) the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Put Warrant multiplied by (B) the difference of (1) the Per Share Merger Consideration minus (2) the exercise price payable in respect of a share of Company Common Stock issuable under such Company Put Warrant. Notwithstanding the foregoing, in no event shall Parent be required to issue more than the number of shares of Parent Stock referenced in Section 1.7(c) in connection with the transactions contemplated hereby and the exercise of Company Warrants.

Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of the outstanding Company Warrants, including with respect to the Put Option (as defined in the Company Put Warrant), or obtain waivers in lieu of satisfaction of such

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notification requirements, and all Company Warrants shall be treated in accordance with their terms.

1.7Parent Stock Elections.

(a)Each Company Stockholder, each holder of In-the-Money Options and each holder of Company RSUs shall have the right, subject to the limitations set forth in this Section 1.7, to submit an election in accordance with the following procedures:

(i)Each Company Stockholder, holder of In-the-Money Options or holder of Company RSUs may specify in a request made in accordance with this Section 1.7(a) (herein called an “Election”) whether such Company Stockholder, holder of In-the-Money Options or holder of Company RSUs desires to receive payment of his, her or its respective portion of the Payment Amount in the form of (A) 100% shares of Parent Stock, (B) 100% cash or (C) a percentage specified by the Company Stockholder, holder of In-the-Money Options or holder of Company RSUs in shares of Parent Stock valued at the Parent Stock Price and the balance in cash.

(ii)The Letter of Transmittal and the Election Form shall contain provisions for the Company Stockholder, holder of In-the-Money Options or holder of Company RSUs to make an Election, and the Company or the Payment Agent shall provide Letters of Transmittal or the Election Form, as applicable, to the Company Stockholders, holders of In-the-Money Options and holders of Company RSUs promptly after the date hereof so as to permit such Company Stockholders, holders of In-the-Money Options and holders of Company RSUs to exercise their right to make an Election on or before the twentieth (20th) day after the date hereof (the “Election Deadline”).  In no event shall the Letter of Transmittal and the Election Form be made initially available less than ten (10) days prior to the Election Deadline.

(iii)Any Election shall have been made properly only if Parent shall have received, by 5:00 p.m., Eastern Time, on the date of the Election Deadline, a Letter of Transmittal or an Election Form, as applicable, properly completed and signed and, if applicable, accompanied by certificates representing shares of Company Capital Stock to which such Letter of Transmittal relates.  As the Company Stockholders will be instructed to return any completed Letter of Transmittal to the Payment Agent, Parent and the Company shall instruct the Payment Agent to present all Letters of Transmittal received at the Election Deadline to Parent promptly upon the occurrence of the Election Deadline. The Company shall present all Election Forms received at the Election Deadline to Parent promptly upon the occurrence of the Election Deadline.

(iv)Any Company Stockholder, holder of In-the-Money Options or holder of Company RSUs may, at any time prior to the Election Deadline, change or revoke his, her or its Election by written notice received by Payment Agent or Parent prior to the Election Deadline accompanied by a properly completed and signed revised Letter of Transmittal or an Election Form, as applicable.  If Parent shall determine after reasonable consultation with the Company and Payment Agent that any Election is not properly made or no Election was made with respect to any shares of Company Capital Stock, such Company Stockholder, holder of In-

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the-Money Options or holder of Company RSUs shall be deemed to have elected to receive 100% cash.

(v)If Parent or the Company terminates this Agreement in accordance with Section 9.1 (Termination), all Elections shall be revoked automatically, and Parent and the Company shall promptly instruct the Payment Agent to return all certificates representing shares of Company Capital Stock, if any, to the respective Company Stockholders.

(vi)Each holder of shares of Company Capital Stock, holder of In-the-Money Options and holder of Company RSUs exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account any Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Stock multiplied by the Parent Stock Price, less any applicable withholding Taxes.  No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares.

(b)Each share of Parent Stock issued hereunder shall be issued at a valuation, solely for purposes of the distributions made hereunder equal to the Parent Stock Price (it being understood and agreed that the actual trading price of such shares on the Nasdaq Global Select Market on the date such shares are delivered to the Company Stockholders, holders of In-the-Money Options and holders of Company RSUs and each day thereafter may vary).  The Company and Parent each hereby irrevocably acknowledges and agrees that the mere change in the Parent Stock Price shall not give the Company, any Company Stockholder, any holder of In-the-Money Options, any holder of Company RSUs or Parent any right of recourse or a basis for the Company or Parent to avoid its obligations to complete the Merger and the other transactions contemplated hereby.  Each Letter of Transmittal shall include an acknowledgement by the Company Stockholder, holder of In-the-Money Options or holder of Company RSUs electing to receive shares of Parent Stock that although the Parent Stock Price is being used for all Parent Stock issued pursuant to the terms of this Agreement, it is likely that, due to the fact that the Parent Stock is traded on a public market, which can be volatile and unpredictable, the actual value of the Parent Stock on the date such shares are delivered to the Company Stockholders, holders of In-the-Money Options and holders of Company RSUs may differ from the Parent Stock Price.

(c)If, as a result of the Election process, the Company Stockholders, holders of In-the-Money Options and holders of Company RSUs in the aggregate would receive greater than 2,994,251 shares of Parent Stock, the Payment Agent and Parent shall adjust the cash/stock Election of each Company Stockholder, holder of In-the-Money Options and holder of Company RSUs as necessary, as instructed by the Company and pro rata in accordance with the ownership of shares of Company Capital Stock by each such Company Stockholder and shares of Company Capital Stock subject to the In-the-Money Options and Company RSUs held by such holders of In-the-Money Options and Company RSUs to ensure that no more than 2,994,251 shares of Parent Stock is paid as the Closing Merger Consideration Amount.  The Letter of Transmittal shall include disclosure that the Election is subject to adjustment as set forth in this Section 1.7(c).

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(d)Notwithstanding anything in this Agreement to the contrary, no shares of Parent Stock shall be payable to any Company Stockholder, holder of In-the-Money Options or holder of Company RSUs who will not be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act as of the Effective Time (the “Unaccredited Investors”), and each such Unaccredited Investor shall instead receive Merger Consideration in the form of 100% cash.  For purposes of this Agreement, all holders of Company Capital Stock, In-the-Money Options or Company RSUs who fail to return a questionnaire containing information used to determine whether such holder is an “accredited investor” (an “Investor Questionnaire”) contained in the Letter of Transmittal or the Election Form, as applicable, or otherwise fail to demonstrate on his, her or its Investor Questionnaire his, her or its status as an “accredited investor” shall be deemed to be an Unaccredited Investor.

1.8Payoff Letters

Prior to the Closing, the Company shall obtain payoff letters for the Closing Date Indebtedness set forth on Section 1.8 of the Disclosure Schedule, which shall provide the dollar amount and the payee of the applicable Closing Date Indebtedness required to be paid in order to fully pay off such Closing Date Indebtedness and release any related Liens as of the Closing (the “Payoff Letters”).

1.9Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.10Closing of the Company’s Transfer Books

At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) or uncertificated book-entry shares (a “Book-Entry”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares) (or if applicable, Section 1.14 (Appraisal and Dissenters’ Rights)), if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a Company Stock Certificate or a Book-Entry is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or a Book-Entry shall be cancelled and shall be exchanged as provided in Section 1.11 (Exchange/Payment).

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1.11Exchange/Payment/Deliveries.

(a)Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”).  Prior to the Closing, Parent shall pay the Payment Agent any upfront administration fee of the Payment Agent and shall deposit with the Payment Agent (i) cash in U.S. Dollars in an amount sufficient to pay the aggregate cash portion of the Payment Amount and (ii) certificates representing the total number of shares of Parent Stock or otherwise make available book-entry shares of Parent Stock in an amount to pay the Parent Stock portion of the Payment Amount, in each case, as provided herein and as set forth in the Company Payment Schedule (all cash and shares of Parent Stock deposited with the Payment Agent being hereinafter referred to as the “Payment Fund”).

(b)As soon as practicable after the date hereof, the Company or the Payment Agent shall mail to the holders of Company Capital Stock as of immediately prior to the Effective Time: (i) a letter of transmittal that contains an Investor Questionnaire and a Form of Election, in substantially the form attached hereto as Exhibit B (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book-Entries, if applicable, in exchange for the amounts of cash and Parent Stock payable in accordance with Section 1.5 (Conversion of Shares).  As soon as practicable after the date hereof, the Company shall mail to the holders of In-the-Money Options and holders of Company RSUs an Investor Questionnaire and a Form of Election, in substantially the form attached hereto as Exhibit D (the “Election Form”) for use in effecting the payment in accordance with Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants).

(c)As soon as reasonably practicable following the later of the Effective Time and the surrender of a Company Stock Certificate or Book-Entry to the Payment Agent for payment, together with a duly executed Letter of Transmittal, if applicable, (A) the Payment Agent shall, and Parent shall cause the Payment Agent to, pay the holder of such Company Stock Certificate or Book-Entry, as applicable, in exchange therefor, the cash amounts and shares of Parent Stock payable in accordance with Section 1.5 (Conversion of Shares) for each share evidenced by such Company Stock Certificate or Book-Entry, as applicable, and (B) the Company Stock Certificate or Book-Entry, as applicable, so surrendered shall be cancelled.

(d)As soon as practicable after the Effective Time, but in no event later than one Business Day after the Effective Time, the Payment Agent shall mail to the holders of Company Warrants and the Non-Employee Option Holders and Non-Employee RSU Holders, in each case as of immediately prior to the Effective Time: (i) a Letter of Transmittal, (ii) instructions for use in effecting the surrender of In-the-Money-Options held by Non-Employee Option Holders and Company RSUs held by Non-Employee RSU Holders in exchange for the cash amounts payable in accordance with Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants), and (iii) instructions for use in effecting the surrender of Company Warrants in exchange for the cash amounts payable in accordance with Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants).  Notwithstanding the foregoing, Parent and the Company shall use commercially reasonable efforts to cause (x) the Letter of Transmittal to be made available to each holder of Company Warrants and to each Non-Employee Option Holder and Non-Employee RSU Holder, and (y) such Person’s Letter of

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Transmittal to be reviewed and processed prior to the Effective Time, such that, so long as such Person continues to hold the Company Warrants, In-the-Money-Options or Company RSUs, as applicable, surrendered by such Letter of Transmittal as of immediately prior to the Effective Time, such Person will be paid the payment in cash described in Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants), as applicable, with respect to such Letter of Transmittal on the Closing Date.

(e)As soon as reasonably practicable following the later of the Effective Time and the surrender of a Company Warrant to the Payment Agent for payment, together with a duly executed Letter of Transmittal, (A) the Payment Agent shall, and Parent shall cause the Payment Agent to, pay the holder of such Company Warrant, in exchange therefor, the cash amounts payable in accordance with Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants) for each share evidenced by such Company Warrant, and (B) the Company Warrant so surrendered shall be cancelled.

(f)As soon as reasonably practicable following the later of the Effective Time and the delivery to the Payment Agent of a duly executed Letter of Transmittal, the Payment Agent shall, and Parent shall cause the Payment Agent to, pay each Non-Employee Option Holder and Non-Employee RSU Holder, in exchange therefor, the cash amounts payable to such Person in accordance with Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants).

(g)If any Company Stock Certificate and Company Warrant shall have been lost, stolen or destroyed, Parent or the Payment Agent, as applicable, may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate or Company Warrant, require the owner of such Company Stock Certificate or Company Warrant to provide a reasonably appropriate affidavit and agreement to provide customary indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any of their respective Affiliates with respect to such Company Stock Certificate.

(h)Within one payroll period following the Effective Time (or, in the case of any distribution made pursuant to Sections 1.6(a) and 1.6(b) (Treatment of Company Options, Company RSUs and Company Warrants) after the Effective Time, within one payroll period following the date of such distribution) subject to Section 1.11(k) (Exchange/Payment), Parent shall cause the Surviving Corporation to pay to each Employee Option Holder and Employee RSU Holder the applicable amount required to be paid pursuant to Sections 1.6(a) and 1.6(b) (Treatment of Company Options, Company RSUs and Company Warrants), with respect to such individual’s Employee Options or Employee RSUs, in accordance with Section 5.6(d)(ii) (Tax Matters).

(i)Any portion of the amounts payable in accordance with Sections 1.5 (Conversion of Shares) and 1.6 (Treatment of Company Options, Company RSUs and Company Warrants) in connection with the Closing that remains undistributed by the Payment Agent to a Participating Securityholder as of the first anniversary of the date of deposit of such amounts with the Payment Agent shall be delivered to Parent upon demand, and any Participating Securityholder who has not theretofore surrendered the documentation contemplated under this

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Section 1.11 (Exchange/Payment) shall thereafter look only to Parent for satisfaction of his, her or its claims for the cash amounts payable in accordance with Sections 1.5 (Conversion of Shares) and 1.6 (Treatment of Company Options, Company RSUs and Company Warrants), as applicable.

(j)Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock, Company Warrants, Company Options or Company RSUs with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(k)Each of Parent, the Company, the Surviving Corporation and the Payment Agent (each a “Withholding Agent”) will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law.  If any withholding obligation may be reduced or avoided by any holder of Company Capital Stock, Company Warrants, In-the-Money-Options or Company RSUs providing information or documentation to a Withholding Agent, the Withholding Agent shall request such information from such holder of Company Capital Stock, Company Warrants, In-the-Money-Options or Company RSUs and use commercially reasonable efforts to reduce or avoid such withholding obligation.  To the extent that amounts are so withheld and properly paid over to the applicable Governmental Body in accordance with applicable Law, such withheld and paid over amounts will be treated as having been paid to such Person in respect of which such deduction and withholding was made.

(l)At the Closing, Parent shall pay to the Escrow Agent an amount in cash equal to the Adjustment Escrow Amount to secure any adjustments required pursuant to Section 1.12(g) (Post Closing Adjustment to Closing Merger Consideration Amount) (the “Adjustment Escrow”).  The Adjustment Escrow Amount shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the terms of an Escrow Agreement in the form attached hereto as Exhibit C to be entered into by Parent, Securityholders’ Representative and the Escrow Agent (the “Escrow Agreement”).

(m)At or prior to the Closing, the Company shall deliver the following agreements and documents to Parent:

(i)written resignations of all directors of the Company, effective as of the Effective Time;

(ii)the Certificate of Merger, executed by the Company;

(iii)a (i) certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), dated within 30 days prior to the Closing Date and (ii) notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and a copy of the certification to the Internal Revenue Service on behalf of the Company after the Closing, in each case properly completed and executed by the Company;

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(iv)a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the name, address and email address of each holder of Company Capital Stock, Company Warrants, In-the-Money-Options and Company RSUs immediately prior to the Effective Time, (ii) a designation, with respect to each holder of In-the-Money-Options and Company RSUs, as to whether such In-the-Money-Options and Company RSUs are Employee Options and Employee RSUs and whether to be paid through the Company’s payroll account, (iii) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the number of shares of Company Capital Stock for which Company Warrants, In-the-Money-Options and Company RSUs are exercisable), (iv) a calculation of the Closing Merger Consideration Amount, the Per Share Merger Consideration payable as of the Closing Date and each Company Stockholder’s payment in cash and/or shares of Parent Stock and (v) the Ownership Percentage for each Participating Securityholder; and

(v)copies of Written Consents reflecting receipt of the Required Company Stockholder Vote;

(vi)a certificate of the Secretary of the Company, dated as of the Closing Date, certifying and attaching: (A) the Company Charter, (B) the resolutions adopted by the board of directors of the Company to authorize and approve this Agreement, the Merger and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(vii)the Payoff Letters;

(viii)evidence that all Liens (other than Permitted Encumbrances and items set forth in Section 1.11(m)(viii) of the Disclosure Schedule) in any assets of the Company have been released prior to, or shall be released simultaneously with, the Closing; and

(ix)the Escrow Agreement, executed by the Securityholders’ Representative.

(n)At or prior to the Closing, Parent shall deliver to the Company and the Securityholders’ Representative the Escrow Agreement, duly executed by Parent, and the Payment Agent Agreement, duly executed by Parent, Merger Sub and the Payment Agent.  In addition, at Closing, Parent shall have paid, or caused to be paid, the following:

(i)The Payment Amount and any upfront administration fee of the Payment Agent shall be deposited with the Payment Agent in accordance with wire transfer instructions provided by the Payment Agent;

(ii)The amount of the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative shall be deposited with the Securityholders’ Representative in accordance with wire transfer instructions provided by the Securityholders’ Representative;

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(iii)The amounts reflected on the Payoff Letters shall be paid by wire transfer of immediately available funds to the counterparties to such letters;

(iv)The Estimated Closing Date Transaction Expenses payable to third parties at Closing shall be paid by wire transfer of immediately available funds to each of the applicable third parties in accordance with the Estimated Closing Statement and instructions provided by each such third party; and

(v)The aggregate Closing Options Payout Amount and Closing RSUs Payout Amount with respect to Employee Options and Employee RSUs shall be deposited in the Company’s payroll accounts for further distribution to the Employee Option Holders and Employee RSU Holders in accordance with Section 5.6(d)(ii).

1.12Post Closing Adjustment to Closing Merger Consideration Amount

(a)Not less than three Business Days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Statement. Upon the delivery of the Estimated Closing Statement, the Company will make reasonably available to Parent and its representatives the work papers and other books and records used in preparing the Estimated Closing Statement. The Company shall consider in good faith any comments by Parent thereto, and if the parties cannot agree on one or more amounts to be used in the Estimated Closing Statement, the Company shall use the amount proposed by Parent.

(b)Within 60 days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written statement (the “Closing Statement”) setting forth (i) an unaudited Closing Date Balance Sheet and (ii) in reasonable detail its calculation of (A) the Closing Date Net Working Capital and the Final Net Working Capital Adjustment, (B) the Closing Date Cash Amount, (C) the Closing Date Indebtedness and (D) the Closing Date Transaction Expenses.  Following the Closing, Parent shall provide to the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement and to the Continuing Employees who are knowledgeable about the preparation of the Closing Statement, in each case, solely for the purpose of assisting the Securityholders’ Representative and its representatives in their review of the Closing Statement and the calculations contained therein.

(c)If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) no later than 45 days after delivery of the Closing Statement.  The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement that the Securityholders’ Representative believes has not been prepared in accordance with this Agreement and the Securityholders’ Representative’s determination of the amount of such item and (B) the Securityholders’ Representative’s alternative calculation of the Closing Date Net Working Capital and Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as the case may be. The Dispute Notice shall include only disagreements based on mathematical errors or

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the failure of the Closing Date Net Working Capital, Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses to be calculated in accordance with this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), the Accounting Principles and the definitions of such terms contained in this Agreement (including the inclusion or exclusion of items in the definition and the magnitude of the included or excluded items).  Any item or amount that Securityholders’ Representative does not dispute in reasonable detail in the Dispute Notice within such period shall be final, binding and conclusive for all purposes hereunder.

(d)In the event any such Dispute Notice is timely provided, Parent and Securityholders’ Representative shall use commercially reasonable efforts for a period of 15 days after the date of such Dispute Notice (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice.  If, at the end of such 15-day period (or such longer period as mutually agreed), the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to KPMG US LLP, or if such firm cannot or does not accept such engagement, another nationally recognized accounting firm, reasonably acceptable to Parent and Securityholders’ Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”).  The Dispute Auditor shall determine, based solely on the provisions of this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), Accounting Principles and the written presentations by Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice.

(e)The Dispute Auditor’s determination of the Closing Date Net Working Capital, the Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as applicable, shall be made within 30 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Securityholders’ Representative and Parent.  A judgment of a court of competent jurisdiction selected pursuant to Section 10.5 (Applicable Law; Jurisdiction) hereof may be entered upon the Dispute Auditor’s determination; provided that no party shall make any filing to obtain such judgment unless (i) the payment required by such determination shall not have been made and (ii) 15 days shall have elapsed following delivery of the Dispute Auditor’s determination and; provided, further, that any filing to obtain such judgment shall respect the confidential nature of the dispute resolution process provided in this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount) and shall disclose the details of the dispute only to the extent necessary to obtain a judgment.  The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), and Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Parent in connection with any dispute governed by this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount). The Dispute Auditor shall allocate its fees and expenses between Parent and

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Securityholders’ Representative (on behalf of the Participating Securityholders) according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor.

(f)The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or Securityholders’ Representative or lesser than the smallest value for such item claimed by either Parent or Securityholders’ Representative.  Any determinations made by the Dispute Auditor pursuant to this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount) shall be final, non-appealable and binding on the parties hereto, absent manifest error or common law fraud.

(g)“Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) (a) the amount of the Final Net Working Capital Adjustment (based on the Closing Date Net Working Capital (as finally determined in accordance with this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount))) minus (b) the Estimated Net Working Capital Adjustment; plus (ii) (a) the Closing Date Cash Amount (as finally determined in accordance with this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount)); minus (b) the Estimated Closing Date Cash Amount; minus (iii) (a) the amount of Closing Date Indebtedness (as finally determined in accordance with this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount)); minus (b) the Estimated Closing Date Indebtedness; minus (iv) (a) the amount of Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount)); minus (b) the Estimated Closing Date Transaction Expenses.  The amount in clauses (i) – (iv) of this Section 1.12(g) (Post Closing Adjustment to Closing Merger Consideration Amount) and the Adjustment Amount may be positive or negative; provided that for all purposes of this Agreement, if the absolute value of such net amount is $40,000 or less, then the Adjustment Amount shall be $0.

If the Adjustment Amount is a positive number, then (A) within five Business Days after the final determination of the amount, Parent shall pay the Adjustment Amount due to the Participating Securityholders that are holders of Company Common Stock or Company Put Warrants, the Non-Employee Option Holders or Non-Employee RSU Holders (other than amounts payable in respect of Employee Options and Employee RSUs) to the Payment Agent for further distribution to such Participating Securityholders based on each such Participating Securityholder’s Ownership Percentage and (B) within one payroll period after the final determination of the amount, Parent shall cause the Surviving Corporation to pay the Adjustment Amount due to the Participating Securityholders who are Employee Option Holders or Employee RSU Holders based on each such individual’s Ownership Percentage in respect of such individual’s Employee Options and Employee RSUs, in accordance with Section 5.6(d)(ii) (Tax Matters). Parent and Securityholders’ Representative also shall instruct the Escrow Agent to release from the Adjustment Escrow the amount then remaining in the Adjustment Escrow, if any, and pay such amount to the Payment Agent and the Surviving Corporation, allocated in the same manner as distributions pursuant to the immediately preceding sentence.  Prior to any such distribution of the Adjustment Amount to the Participating Securityholders, the Securityholders’

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Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Adjustment Amount and the Adjustment Escrow Amount payable to each Participating Securityholder.

If the Adjustment Amount is a negative number then within five Business Days after the final determination of such amount, Parent shall be entitled to recover the Adjustment Amount solely from and to the extent of the Adjustment Escrow Amount, and the Securityholders’ Representative and Parent shall instruct the Escrow Agent to pay the Adjustment Amount to Parent from the Adjustment Escrow and release from the Adjustment Escrow any balance then remaining in the Adjustment Escrow after payment of the Adjustment Amount to Parent, if any, and pay such amount to the Payment Agent and the Surviving Corporation, for distribution to the Participating Securityholders in the same manner as distributions pursuant to this Section 1.12(g) (Post Closing Adjustment to Closing Merger Consideration Amount).

(h)On the Closing Date, Parent shall cause the payment of: (i) the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement and (ii) the Estimated Closing Date Indebtedness (and any penalty, fee, premium and charge), if any, to the Persons identified on Section 1.8 of the Disclosure Schedule. The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses and Estimated Closing Date Indebtedness to Parent at least three Business Days prior to the Closing.

(i)Notwithstanding anything to the contrary contained herein, no line item included in the calculation of Closing Date Net Working Capital and Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness and the Closing Date Transaction Expenses shall be duplicative of any other line item included in such other calculations.

1.13Post-Closing Distributions.

(a)Any distributions to be made to the Participating Securityholders after the Closing, including distribution of any remaining balance in the Adjustment Escrow and the Securityholders’ Representative Reserve shall be released to the Surviving Corporation or the Payment Agent, as applicable, and (i) Parent shall cause the Surviving Corporation to pay (within one payroll period after the applicable payment due date or the date of the Securityholders’ Representative’s request to Parent or the Surviving Corporation for payment) the cash distribution due to the Participating Securityholders in respect of Employee Options or Employee RSUs based on each such holder’s Ownership Percentage attributable to such Employee Options or Employee RSUs, in accordance with Section 5.6(d)(ii) (Tax Matters) and (ii) the Payment Agent shall pay the Participating Securityholders in respect of Company Capital Stock, Company Warrants, Non-Employee Options or Non-Employee RSUs based on each such holder’s Ownership Percentage attributable to such Company Capital Stock, Company Warrants, Non-Employee Options or Non-Employee RSUs. Prior to any such distribution to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth

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the portion of the cash distribution payable to each Participating Securityholder in accordance with this Agreement.

(b)Any distribution of cash made to the Participating Securityholders shall be made in accordance with Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options, Company RSUs and Company Warrants), 1.11(h) (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions), 1.14 (Appraisal and Dissenters’ Rights) and 1.15 (Securityholders’ Representative) at the time of such distribution as set forth in this Agreement.

1.14Appraisal and Dissenters’ Rights.

(a)Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL and shares of Company Capital Stock that, as of the Effective Time, constitute “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code (the “CCC”) (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL or Chapter 13 of the CCC with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 1.5 (Conversion of Shares), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the CCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL or Chapter 13 of the CCC); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL or Chapter 13 of the CCC will cease) and will be converted into the right to receive a cash payment determined in accordance with and subject to the provisions of Section 1.5 (Conversion of Shares) upon surrender of the certificate representing such shares in accordance with the terms of Section 1.11 (Exchange/Payment).

(b)The Company shall give Parent prompt notice of:  (A) any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the CCC; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or the CCC.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) make any payment with respect to any such demands or offer to settle or settle any such demands.

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1.15Securityholders’ Representative.

(a)In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in this Agreement (including Sections 1.11 (Exchange/Payment), 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 1.13 (Post-Closing Distributions), 10.1 (Amendment) and 5.9 (Registration Statement)), the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement or the completion and execution of the Letters of Transmittal shall be deemed to have designated Fortis Advisors LLC as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

(b)The Securityholders’ Representative may resign at any time. In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Ownership Percentages at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)By their adoption of this Agreement, acceptance of consideration under this Agreement or the delivery of the Letter of Transmittal contemplated by Section 1.11 (Exchange/Payment), the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)the Securityholders’ Representative shall be appointed and constitute the exclusive agent and true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the agreements ancillary hereto. The Securityholders’ Representative hereby accepts such appointment;

(ii)the Securityholders’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, including the payment of any Adjustment

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Amount solely from, and to the extent of, the Adjustment Escrow Amount pursuant to Section 1.12(g) (Post Closing Adjustment to Closing Merger Consideration Amount), and (D) engage attorneys, accountants, financial and other advisors, payment agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; provided, however, that the Securityholders’ Representative shall have no obligation to act on behalf of the Participating Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule;

(iii)Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.15 (Securityholders’ Representative), and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(iv)all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon each of the Participating Securityholders, and no Participating Securityholders shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative will not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for gross negligence, fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v)the provisions of this Section 1.15 (Securityholders’ Representative) and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (A) are independent and severable, are irrevocable and coupled with an interest, and shall survive the death, incompetence, bankruptcy or liquidation of any Participating Securityholder and shall be binding on any successor thereto; and (B) shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement;

(vi)no Participating Securityholders shall have any cause of action against the Securityholders’ Representative for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of the Securityholders’ Representative, and all defenses which may be available to any Participating Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived;

(vii)The Securityholders’ Representative shall be entitled to: (x) rely upon the Closing Payment Schedule, (y) rely upon any signature believed by it to be genuine, and (z) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Securityholder or other party; and

(viii)the provisions of this Section 1.15 (Securityholders’ Representative) shall be binding upon the executors, heirs, legal representatives, successors and

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assigns of each Participating Securityholders, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)At the Closing, Parent shall cause to be deposited, in an account designated by the Securityholders’ Representative, (i) $500,000 (the “Securityholders’ Representative Reserve”) and plus (ii) the upfront engagement fee of the Securityholders’ Representative. The Securityholders’ Representative Reserve may be applied as the Securityholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities, charges, losses, fines, damages, claims, forfeitures, actions, judgments, amounts paid in settlement or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Securityholders’ Representative incurred in connection with the transactions contemplated by this Agreement and the Securityholders’ Representative Engagement Agreement, including in connection with the matters contemplated by Section 1.11 (Exchange/Payment) and the evaluation or defense of any claim by Parent, Merger Sub or the Surviving Corporation under this Agreement (the “Securityholders’ Representative Expenses”). The Securityholders’ Representative will hold these funds in a non-interest bearing account separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.15(d) (Securityholders’ Representative), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be distributed in the same manner as the distributions set forth in Section 1.13(a) (Post-Closing Distributions), as applicable, to the Participating Securityholders, subject to subsections 5.6(d)(i) and 5.6(d)(ii) of Section 5.6 (Tax Matters).  Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder.

(e)Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Securityholders’ Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  As between the Participating Securityholders and the Securityholders’ Representative, neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The

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Securityholders’ Representative Group shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders against any Securityholders’ Representative Expenses incurred without bad faith, gross negligence or willful misconduct on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and in connection with any Securityholders’ Representative Expenses, at the election of the Securityholders’ Representative, at any time first, from the Securityholders’ Representative Reserve, to the extent any funds remain in such fund, and second, directly from the Participating Securityholders according to each Participating Securityholder’s Ownership Percentage; provided, however, that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Purchase Price actually paid to such Participating Securityholder. The Participating Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby.  Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing or any termination of this Agreement.

Section 2.	Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub, except as set forth in the Disclosure Schedule, as follows:

2.1Subsidiaries; Due Incorporation; Etc.

(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b)The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all states where the property owned, leased or operated by it or the nature of its business requires such qualification, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)Section 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

(d)The Company does not have any Subsidiary, other than one wholly-owned Subsidiary in India that is currently neither capitalized nor engaged in any business or operation.

2.2Certificate of Incorporation and Bylaws

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.  The Company has delivered or otherwise made available to Parent or its representatives copies of (a) the Company Charter and Company bylaws, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect as of the date hereof and (b) the minutes of the meetings of the stockholders, the board of directors and all committees of the board of directors of the Company since January 1, 2015; provided that to the extent minuted or recorded, any discussion or material regarding discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, or valuations or projections of the Company may be redacted.  Except as set forth in Section 2.2 of the Disclosure Schedule, there has been no material violation of any of the provisions of the organizational documents of the Company including the Company Charter that has not been resolved, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, board of directors or any committee of the board of directors.  The books of account, stock records and minute books of the Company are accurate and complete in all material respects, and have been maintained in accordance with applicable Laws.  There are no outstanding powers of attorney executed by or on behalf of the Company.

2.3Capitalization, Etc

(a)As of the date of this Agreement, the authorized capital of the Company consists of:

(i)(A) 1,752,337 shares of Series A Preferred Stock, all of which are issued and outstanding, (B) 7,138,317 shares of Series B Preferred Stock, of which 6,780,064 shares are issued and outstanding, (C) 928,277 shares of Series C Preferred Stock, all of which are issued and outstanding and (D) 4,612,546 shares of Series D Preferred Stock, of which 3,839,159 shares are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Charter.

(ii)90,000,000 shares of Company Common Stock, of which 47,642,000 shares are issued and outstanding.  (A) 29,581,600 shares of Company Common Stock are reserved for issuance under the Equity Incentive Plans, of which 20,569,396 shares are subject to outstanding Company Options and Company RSUs under the Equity Incentive Plans, (B) 432,468 shares remain available for future grant under the Equity Incentive Plans, and (C) 8,579,736 shares have been issued pursuant to the exercise of Company Options and vesting of Company RSUs and are included in the number of outstanding shares of Company Common Stock set forth above. 358,253 shares of Series B Preferred Stock are subject to or otherwise deliverable in connection with the exercise of the Company Series B Preferred Stock Warrants, and 5,000,000 shares of Company Common Stock are subject to or otherwise deliverable in connection with the exercise of the Company Put Warrants.

(b)Except for (i) the Company Options, Company RSUs and Company Warrants, (ii) the conversion privileges of the Company Preferred Stock and (iii) those rights set forth in Section 2.3(b) of the Disclosure Schedule, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any Company Stockholder or holder of the Company Options, Company RSUs and Company Warrants, is a party requiring, and there are no securities of the Company outstanding

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which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. As of the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights to purchase or otherwise acquire shares of Company Capital Stock.

(c)Except for those rights set forth in Section 2.3(c) of the Disclosure Schedule, there are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote.  Except as set forth in Section 2.3(c) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company, or, to the Company’s Knowledge, any Company Stockholder or any holder of the Company Options, Company RSUs and Company Warrants is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(d)All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities Laws.  The Company has never declared or paid any dividends on any shares of Company Capital Stock.  Section 2.3(d) of the Disclosure Schedule accurately sets forth the names of the Company’s stockholders, the addresses of each of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement.  None of the shares of Company Capital Stock is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(e)Section 2.3(e) of the Disclosure Schedule sets forth, with respect to each Company Option and Company RSU that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option and Company RSU; (ii) the date which such Company Option and Company RSU was issued and the term of such Company Option; (iii) the total number of shares of Company Common Stock that are subject to such Company Option and Company RSUs; (iv) the vesting schedule for the Company Options and Company RSUs (including the number of shares of Company Common Stock subject to such Company Option or Company RSU that are vested and unvested as of the date of this Agreement); and (v) the exercise price per share of Company Common Stock purchasable under such Company Option.  Each Company Option was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date.  As of the Effective Time, no former holder of a Company Option will have any rights with respect to such Company Option, other than the

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right to receive cash in respect thereof (if any) as contemplated by Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants).

(f)Section 2.3(f) of the Disclosure Schedule sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the date on which such Company Warrant was issued and the term of such Company Warrant; (iii) the total number of shares of Series B Preferred Stock that are subject to such Company Series B Preferred Stock Warrant, and the total number of shares of Company Common Stock that are subject to such Company Put Warrant; and (iv) the exercise price per share of Series B Preferred Stock purchasable under such Company Series B Preferred Stock Warrant, and the exercise price per share of Company Common Stock purchasable under such Company Put Warrant. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding. As of the Effective Time, no former holder of a Company Warrant will have any rights with respect to such Company Warrant, other than the right to receive cash in respect thereof (if any) as contemplated by Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants).

2.4Financial Statements; Internal Controls; Indebtedness

(a)The Company has delivered to Parent (a) its audited balance sheets as of December 31, 2015, December 31, 2016 and December 31, 2017, (b) its audited statements of operations, statements of Company Preferred Stock and stockholders’ deficit, and statements of cash flows for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 ((a) and (b) collectively, the “Audited Company Financial Statements”) and (c) the unaudited balance sheet of the Company as of March 31, 2018 (the “Unaudited Balance Sheet,” and such date, the “Balance Sheet Date”), unaudited statement of operations and unaudited statement of cash flows for the period ended March 31 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except as may be indicated in the footnotes to such financial statements, subject, in the case of the unaudited Company Financial Statements, to normal year-end adjustments which are not material either individually or in the aggregate and the absence of footnotes.

(b)The books, records and accounts of the Company accurately and fairly reflect in all material respects and in reasonable detail, the transactions in and dispositions of the assets of the Company.  The Company has taken and currently take all actions necessary to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(c)Section 2.4(c) of the Disclosure Schedule sets forth a complete and correct list of each item of Debt as of the date of this Agreement, identifying the creditor to which such

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Debt is owed, the address of such creditor, the title of the instrument under which such Debt is owed and the amount of such Debt as of the close of business on the date of this Agreement.  The Company has not guaranteed, is not responsible for has and does not have any liability for any Debt of any other Person, and the Company has not guaranteed any other obligation of any other Person.

(d)The Company has not ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

2.5Absence of Certain Changes

Since December 31, 2017 through the date hereof, (a) there has not occurred any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, (b) except as contemplated by this Agreement and for discussion, negotiations and transactions related to this Agreement or other potential strategic transactions, the Company has operated its business in the ordinary course in all material respects. Since March 31, 2018 through the date hereof, the Company has not taken any action that would have been prohibited or otherwise restricted under Section 4.2 (Conduct of the Business of the Company), had such action been taken during the Pre-Closing Period.

2.6Title to Assets

The Company has good and valid title to all assets owned by it as of the date of this Agreement, other than Intellectual Property which is covered by Section 2.9 (Intellectual Property), including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business).  Except as set forth in Section 2.6 of the Disclosure Schedule, all of such assets are owned by the Company, free and clear of any Liens (other than Permitted Encumbrances). Subject to ordinary course maintenance and replacements, such assets of the Company (excluding working capital and assets consumed in the ordinary course of business) constitute all of the properties, rights and interests used in or necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted in all material respects.

2.7Equipment

.  All material items of equipment, fixtures and other tangible assets owned by or leased to the Company are in good condition and repair in all material respects (ordinary wear and tear and ordinary maintenance excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted in all material respects.

2.8Real Property; Leasehold

.  The Company does not own, and has not previously owned, any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto) identified in Section 2.8 of the Disclosure Schedule (the “Leased Real Property”).  The

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Company is in compliance with such real property leases (the “Real Property Leases”), and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances.  The Real Property Leases are in full force and effect.  The Company has not granted any other Person the right to occupy or use any Leased Real Property. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contracts granting to any other Person the right of use or occupancy of any Leased Real Property.  The Company has not received written notice of any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.  The Company is not in default under the Real Property Leases, nor, to the Knowledge of the Company, are any of the landlords in default under any of the Real Property Leases. The Company does not owe any brokerage commissions with respect to the Leased Real Property or the Real Property Leases.  There has been no damage to any portion of the Leased Real Property caused by fire or other casualty which has not been fully repaired and restored.

2.9Intellectual Property.

(a)Section 2.9(a) of the Disclosure Schedule identifies: (i) each item of Registered IP that constitutes Owned Intellectual Property or that is exclusively licensed to the Company; and (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration, application or serial number.  Each such item of Registered IP, other than any pending applications, is subsisting, enforceable and, to the Knowledge of the Company, valid.  The Company is the owner of record of each item of Registered IP that constitutes Owned Intellectual Property. Section 2.9(a) of the Disclosure Schedule lists all filings, payments and other actions required to be made or taken within 90 days after the Closing Date to maintain each item of Registered IP.  The Company has materially complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Bodies to maintain the patents and patent applications required to be listed in Section 2.9(a) of the Disclosure Schedule (the “Company Patents”) in full force and effect, including payment of all required fees when due to such offices or agencies.  The Company has complied in all material respects with the duty of disclosure under applicable U.S. Laws, and to the Company’s Knowledge Laws outside the U.S., with respect to Company Patents, the non-compliance with which would reasonably be expected to invalidate the Company Patents or any claim thereof or would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable.

(b)The Company has obtained from all parties (including employees) who have created any portion of, or otherwise who would have any rights in or to, the Owned Intellectual Property written assignments of any such Intellectual Property to the Company on the form(s) of such assignments that the Company has made available to Parent.  No funds or facilities of any Governmental Body, or any university, college or other academic institution (each, a “University”) were used in the development of any Company Patents or other Owned Intellectual Property, and no Governmental Body or University, or employee or staff member thereof has any rights in any Company Patents or other Owned Intellectual Property.

(c)The Company has taken commercially reasonable measures to establish and preserve its ownership of, and rights in, all Owned Intellectual Property, other than such Owned Intellectual Property that the Company in its business judgment elected to abandon or

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publicly release.  Without limiting the foregoing, the Company has not made any of its material trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(d)To the Company’s Knowledge, there is no Intellectual Property owned by any third party that (i) is valid and enforceable, (ii) is required by the Company to conduct its business as currently conducted and (iii) the Company is not currently authorized to use.

(e)Neither the Company nor the conduct of its business as currently conducted, or as previously conducted since January 1, 2016, and to the Knowledge of the Company, since January 1, 2013, infringes or misappropriates any Intellectual Property rights of any third parties.  Since January 1, 2016, and to the Knowledge of the Company, since January 1, 2013, no Person has asserted any written claim (or to the Company’s Knowledge, made or threatened any other claim) (i) challenging the Company’s right, interest or title in any of the Company Intellectual Property or (ii) alleging infringement or misappropriation of any third party Intellectual Property by the Company.  None of the Company Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company.  The representations in clause (d) and this clause (e) are the only representations by the Company with respect to the infringement or alleged infringement by the Company of third party Intellectual Property.

(f)To the Company’s Knowledge, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating, any material Company Intellectual Property.

(g)Section 2.9(g)(i) of the Disclosure Schedule identifies each Contract pursuant to which the Company is a licensee of, or is otherwise granted any rights to use any Intellectual Property by, a third party (other than (A) non-disclosure Contracts, (B) Contracts between the Company and its employees or consultants under which the only grant of rights to the Company is the assignment of Intellectual Property to the Company, (C) licenses to Publicly Available Software and non-exclusive licenses to commercially available third party software for less than $10,000 annually, (D) non-exclusive licenses with vendors in the ordinary course of business that do not involve rights to technology essential to the Company’s business for which functionally equivalent technology rights are not commercially available, and (E) any Contract in connection with purchases of assays or other laboratory consumables).  Section 2.9(g)(i) of the Disclosure Schedule identifies each Contract pursuant to which the Company is a licensor or otherwise grants any rights to use any Company Intellectual Property to a third party (other than (A) non-disclosure Contracts and (B) Contracts between Company and its employees or consultants under which the only grant of rights by the Company is a license to such employee or consultant solely to use Intellectual Property to perform such employee’s or consultant’s obligations in accordance with such Contract).  Immediately following the Closing Date, the Surviving Corporation will be permitted to exercise all of the rights of any member of the Company under such Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any

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additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.  No Contract to which the Company is a party confers upon any Person other than the Company any ownership right with respect to any Intellectual Property developed by the Company in connection with such Contract.

(h)The Company has not used Publicly Available Software in a manner that subjects, in whole or in part, the Company Intellectual Property to any Hereditary License.  The Company has not received any written notice from a third party that it is or they are in breach of any license with respect to Publicly Available Software. No Company Intellectual Property is subject to any technology or source code escrow arrangement or obligation.

(i)The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and complying with its contractual obligations to other Persons, reasonable security measures designed to protect all computers, networks, software and systems used in connection with the operation of the business of the Company (the “Company Information Systems”), from viruses and similar malware, and the Company Information Systems and all confidential information, including Personal Data maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, including as required by applicable Laws. To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any unscheduled downtime or unavailability of the Company Information Systems due to unauthorized access to or use of Company Information Systems either of which resulting in a material disruption of the business of the Company. The Company Information Systems are generally in good working condition.  During the past 12 months, there have been no material failures, breakdowns, outages or unavailability of such Company Information Systems other than scheduled maintenance software updates, and the Company’s disaster recovery and business continuity plans (“DR Plans”) were not activated other than for testing purposes.  On and after the Closing Date, the Company Information Systems will be in the possession, custody or control of the Company, and available for use, as existing immediately prior to the Closing Date. The Company has made available to Parent a true and complete copy of the DR Plans. The DR Plans are materially consistent with generally understood and applied industry standards and applicable Law.  The Company has conducted testing of the DR Plans not less frequently than annually (and in any event, upon a material change to the DR Plans) and corrected any material deficiencies in the DR Plans or deficiencies in compliance of the Company with the DR Plans.

2.10Privacy and Data Security.

(a)Except as set forth on Section 2.10 of the Disclosure Schedule and without limiting the Company’s representations and warranties set forth in Section 2.9 (Intellectual Property), the receipt, collection, handling, processing, sharing, transfer, use, disclosure and storage of any Personal Data by the Company (including such Personal Data collected by or on behalf of the Company from visitors who use the Company’s website) is, and has been at all times since January 1, 2016, and to the Knowledge of the Company, since January 1, 2013, in compliance in all material respects with (i) the respective privacy policies and terms of use of the Company, (ii) generally understood and applied industry standards, and (iii) all applicable Laws

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and all Privacy Agreements (as defined in Section 2.10(b) below).  No Personal Data is stored or otherwise maintained outside the United States by the Company or by any third party on behalf of the Company except as set forth in Section 2.10 of the Disclosure Schedule.  Except as set forth in Section 2.10 of the Disclosure Schedule, to the extent that the Company has engaged in cross-border processing of Personal Data, the Company has taken, including requiring its vendors to take, as applicable, all required steps to ensure an adequate level of protection for the Personal Data, including registration with the relevant data protection authorities, in each to the extent such steps (e.g., registration) are required by applicable Laws.  For Personal Data subject to the Laws of countries outside the United States, including countries within the European Union, to the Knowledge of the Company, such Personal Data has only been transferred in compliance with applicable Laws.  Since January 1, 2016, and to the Knowledge of the Company, since January 1, 2013, no person has withdrawn his or her consent to the Company of any use or processing of his or her Personal Data or requested erasure of his or her Personal Data by the Company, where the Company has not complied with such request.  The Company has taken commercially reasonable steps to comply in all material respects with the requirements of the GDPR, including by requiring its vendors to take such steps, in anticipation of the GDPR taking effect on May 25, 2018.

(b)Without limiting the Company’s representations and warranties set forth in Section 2.11(a) (Regulatory Matters), the Company maintains written policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, in material compliance with (i) generally understood and applied industry standards, (ii) all applicable Laws and (iii) all Contracts to which the Company is bound.  True and complete copies of all such material policies have been provided to Parent.  The Company in the past three years has consistently posted a privacy policy in a clear and conspicuous location on all websites and on any mobile applications owned or operated by the Company.  The Company is, and has at all times in the past three years been, in compliance in all material respects with the provisions of (i) all Contracts between the Company and its respective customers relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data), including BAAs, and (ii) all Contracts between the Company and its respective vendors and other business partners relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data, including Contracts subject to the Payment Card Data Security Standard (“PCI-DSS”)), including BAAs (the contractual provisions referenced in clauses (i) and (ii) collectively referred to as “Privacy Agreements”).

(c)During the past three years, there have been no Security Breaches relating to, or violations of any security policy or related law regarding, or any unauthorized access, disclosure, or use of, any data or information used by or behalf of the Company, including Personal Data.  During the last three years, no notice has been provided to the Company by a third-party vendor or any other person of any Security Breach relating to Personal Data that has not been resolved or cured.  Except as set forth on Section 2.10(c) of the Disclosure Schedule, during the last three years, no Person (including any Governmental Body) has commenced or, to the Knowledge of the Company, threatened any Legal Proceeding relating to the information privacy or data security practices of the Company or made any complaint, investigation or

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inquiry relating to such practices.  The Company has not notified in the past, either voluntarily or as required by Laws, any affected individual, any patient, any Governmental Body or the media of any breach of Personal Data and the Company is not currently planning to conduct any such notification or investigating whether any such notification is required.

(d)The Company has taken all reasonable steps to limit access to Personal Data to: (i) those of its personnel and third-party vendors providing services to or on behalf of the Company who have a need to know such Personal Data in the execution of their duties to the Company; and (ii) such other Persons as are permitted to access such Personal Data in accordance with all the privacy policies and terms of use, generally accepted industry standards, applicable Laws and all Privacy Agreements.

(e)Without limiting the Company’s representations and warranties set forth in Section 2.11(a) (Regulatory Matters), the Company maintains a written technical information security program that contains administrative, technical and physical safeguards (including encryption) compliant with industry standards that are generally understood and material and applicable Laws (each, a “Security Program”).  Each Security Program is designed to: (i) protect the integrity and confidentiality of Personal Data; (ii) protect against reasonably anticipated threats or hazards to the security of Personal Data; (iii) protect against the unauthorized access, disclosure or use of Personal Data; (iv) address computer and network security; and (v) provide for the secure destruction and disposal of Personal Data.  Each Security Program has been updated as required by all applicable Laws.  All third-party vendors or persons with access to Personal Data have entered into contracts or written agreements with the Company requiring that such vendors or persons maintain a substantially similar security program.

(f)None of the transactions contemplated under this Agreement (including any transfer of Personal Data resulting from any of the transactions contemplated under this Agreement) will violate any Laws applicable to the Company relating to privacy or security or the privacy policy of the Company as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by or on behalf of the Company. All of the security measures of the Company are designed to be consistent with or exceed U.S. industry standards and the requirements of applicable U.S. Laws, and to the Company’s Knowledge Laws outside the U.S., and are designed to (A) ensure that the Computer Information Systems owned or controlled by the Company are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials; (B) prevent the unauthorized access to, use and/or disclosure of confidential information (including Personal Data) of the patients of the Company; (C) prevent access without express authorization to the networks and information system of the healthcare providers using the Company’s tests through the Company’s networks; and (D) facilitate identification by the Company of the Person making or attempting to make unauthorized access.

(g)None of the transactions contemplated under this Agreement (including any transfer of Personal Data resulting from any of the transactions contemplated under this Agreement) will violate any applicable Laws.  The Closing of this Agreement will not violate any Laws applicable to the Company relating to privacy or security or the privacy policy of the Company as it currently exists or as it existed at any time during which any Personal Data was

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collected or obtained by or on behalf of the Company.  Following the Effective Time, the Surviving Corporation shall continue to have the right to use such Personal Data on identical and conditions as the Company enjoyed immediately prior to the Effective Time.

2.11Regulatory Matters.

(a)The Company is, and since January 1, 2016, and to the Knowledge of the Company, since January 1, 2014, has been, in compliance in all material respects with all Health Care Laws applicable to the Company or any of its properties, assets, business or operations.  The Company holds all Permits necessary to conduct its business and own, lease and operate its properties and assets, and all such Permits are in full force and effect.  The Company is, and at all times has been, in compliance in all material respects, with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities.  Section 2.11(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Company.  The Company has not received notice from any Governmental Body or other Person claiming or alleging that the Company was not in compliance with all Health Care Laws applicable to the Company or its business or operations; the Company has not been assessed a material penalty with respect to any alleged failure by the Company to have or comply with any Permit; and the Company has no Knowledge of a Governmental Body considering the amendment, termination, revocation or cancellation of any Permit held by the Company.

(b)Neither the Company, nor any of its officers, directors, employees, consultants or agents has, in the operation of the Company’s business, engaged in any activities that are prohibited by or cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or Federal Health Care Program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance or similar legal requirement promulgated pursuant to such statutes or any analogous Health Care Laws.

(c)The term “Payment Programs” means both Federal Health Care Programs and private, non-governmental programs.  The Company is a participating supplier or provider in good standing in each of the Payment Programs in which it currently participates.  No civil, administrative, or criminal proceedings relating to the Company’s participation in any Payment Program are pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, nor has the Company been subject to any such proceeding that has since concluded.  The Company is not subject to any pre- or post-payment utilization review by any Payment Program.  No Payment Program is currently requesting or has requested or, to the Knowledge of the Company, is threatening, any recoupment, refund or set-off from the Company except for recoupments, refunds or set-offs in amounts less than $50,000 on a claim by claim basis (taking each letter requesting or threatening any recoupment, refund or set-off from the Company as a single “claim”).  No Payment Program has imposed any fine, penalty or other sanction on the Company.  The Company has not been suspended or excluded and, to the Knowledge of the Company has not otherwise been the subject of adverse actions taken by any Payment Program.  The Company has not submitted to any Payment Program any false or fraudulent claims for payment (other than clerical errors made in the ordinary course of business), nor has the Company at any time violated any condition of participation in, or any other rule, regulation, policy or standard of, any Payment Program in any material respect.

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(d)The Company does not control, direct, require, or reward, directly or indirectly, referrals for testing ordered by any Person.  Neither the Company, nor any of its directors, officers, employees, consultants or agents, has, directly or indirectly, given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official, employee or other Person.

(e)All final data that the Company has made available to Parent with respect to historical test utilization, Current Procedural Terminology (“CPT”) codes, payor CPT detail, requisition volumes and cash collections is true, accurate and complete in all material respects.

(f)To the Knowledge of the Company, each employee and individual consultant of the Company required to be licensed by an applicable Governmental Body, professional body and/or medical body (i) has all applicable licenses, (ii) such licenses are in full force and effect, and (iii) there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended or revoked or to otherwise lapse prematurely.

(g)Neither the Company nor, to the Knowledge of the Company, any of its employees, consultants, other agents, customers or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Body, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such exclusion, suspension, debarment or sanction.

(h)The Company is, and has at all times since January 1, 2016, and to the Knowledge of the Company, since January 1, 2014, been, in compliance in all material respects with HIPAA and with all applicable Health Care Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results created, used, disclosed or stored in the course of the operations of the Company, including HIPAA and all applicable state and federal Health Care Laws regarding the privacy and security of health information, including genetic testing and results.  The Company has the necessary agreements with all of the Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA (“BAAs”).  True and complete copies of all HIPAA and health information privacy and security policies that have been used by the Company for the past three years have been provided to Parent.  The Company has consistently made its “Notice of Privacy Practices” (as defined under HIPAA) available to patients and conspicuously posted its Notice on all websites owned or operated by Company.  The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company with respect to privacy, security, data protection or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of the Company.  No actions have been asserted or, to the Knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal or confidentiality rights under any such rules, policies or procedures.  The Company maintains systems, policies and procedures to respond to “Security Incidents” (as defined under HIPAA) and complaints alleging violations of HIPAA and to identify and report all “Breaches” of “Unsecured Protected Health Information” (each as defined under HIPAA) in accordance with Company’s legal and contractual obligations.

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(i)All of the Company’s tests, assays and other activities offered for patient testing comply in all material respects with all applicable Health Care Laws or standards prescribed or endorsed by the College of American Pathologists.

2.12Material Contracts.

(a)Section 2.12(a) of the Disclosure Schedule lists each Contract (other than purchase orders) in effect as of the date of this Agreement to which the Company is a party or by which its business or assets are bound in the following categories (other than any (1) nondisclosure agreements entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (2) that is a Company Plan, which shall be governed under Section 2.17 (Employee Benefit Plans and Employee Matters)) (the “Material Contracts”):

(i)any Contract or series of related Contracts that requires payments by or to the Company in excess of $250,000 in any calendar year or $500,000 in the aggregate, including any such Contract for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii)any Contract related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations;

(iii)(A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement (other than advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap contract or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks;

(iv)any Contract creating or purporting to create any partnership, joint venture, collaboration, strategic alliance or any sharing of profits or losses by the Company with any third party;

(v)any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions or other similar requirements imposed on the Company, in either case that exceed $250,000 in any calendar year; or (D) containing a “most-favored-nation”, “best pricing” or other similar term or provision by

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which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(vi)any Contract involving commitments to make capital expenditures or to purchase or sell assets involving $250,000 or more individually or $500,000 in the aggregate;

(vii)any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(viii)any Contract under Section 2.9(g) (Intellectual Property);

(ix) any Contract relating to the lease of any material equipment, fixtures or other tangible assets;

(x)any Contract creating or involving any referral or agency relationship, distribution arrangement or franchise relationship that is not in the ordinary course of business;

(xi)any Contract related to the acquisition, issuance or transfer of any securities or affecting or dealing with any securities of the Company, excluding any Contract that has been fully performed;

(xii)any power of attorney granted by the Company, other than any power of attorney granted in the ordinary course of business in connection with tax matters, payroll administration and maintenance of Intellectual Property, including patent application and maintenance; and

(xiii)any Contract not otherwise listed or required to be listed in Section 2.12(a) of the Disclosure Schedule that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

(b)With respect to each Material Contract listed in Section 2.12(a) of the Disclosure Schedule: (i) as of the date of this Agreement, other than any Contract that is terminable without penalty by any other party thereto on 90 days’ or less notice (provided that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs), such Material Contract is, to the Company’s Knowledge, with respect to each party thereto other than the Company, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge, no other party to such Material Contract is in material breach or

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material default of such Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to:  (I) result in a material violation or breach of any of the provisions of any Material Contract; (II) give any Person the right to declare a default or exercise any material remedy under any Material Contract; (III) give any Person the right to accelerate the maturity or performance of any Material Contract; or (IV) give any Person the right to cancel, terminate or modify any Material Contract, in each case, that has not been resolved or cured. Since January 1, 2017, the Company has not received any written notice regarding any material violation or breach of, or default under, any Material Contract that has not been resolved or cured. The Company has not waived any of its material rights under any Material Contract.  The Company has delivered or otherwise made available to Parent or its counsel true and complete copy of each such Material Contract.

2.13Liabilities

The Company has no material liabilities of any kind or nature whatsoever required to be reflected in the Company Financial Statements or footnotes thereof under GAAP other than: (i) those which are adequately reflected or reserved against in the Unaudited Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date; (iii) liabilities and obligations incurred in connection with this Agreement or Closing Date Transaction Expenses; and (iv) executory obligations arising from any Contract disclosed in the Disclosure Schedule or not required to be disclosed in the Disclosure Schedule, other than those obligations arising out of a breach of such Contract.

2.14Compliance with Laws

Since January 1, 2016, and to the Knowledge of the Company, since January 1, 2013, the Company has been in material compliance with applicable Laws, and the Company has not received any written notices of any violation with respect to such Laws, except for violations that are immaterial, have been cured or are no longer being asserted. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Laws that has not been resolved or cured.  Except as set forth in Section 2.14 of the Disclosure Schedule, since January 1, 2014, the Company has not received any notice from any Person regarding any actual or potential violation of, or failure to comply with, any Law that has not been resolved or cured.  The Company has not, since January 1, 2014, conducted any internal investigation, inquiry, or review in connection with which the Company retained outside legal counsel for the purpose of conducting or assisting with such investigation, inquiry, or review with respect to any actual, potential or alleged violation of any Law that has not been resolved or cured.  The Company has not received any citation, directive, letter or other written or, to the Knowledge of the Company, oral communication that any Governmental Body has at any time since January 1, 2014 challenged or questioned the legal right of the Company to market, offer, or sell its services in the present manner or style thereof, except as would not be material to the Company.

2.15Certain Business Practices

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Since January 1, 2015, the Company, and to the Company’s Knowledge, its employees or other representatives, in each case, to the extent such action or inaction constitutes a violation of applicable Anti-Corruption Laws, (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.16Tax Matters.

(a)For purposes of clauses (a)-(g) of this Section 2.16, the “Company” shall mean the Company and its Subsidiaries. The Company has timely and duly filed all Company Returns that it was required to file under applicable Laws.  All such Company Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Company Return) have been timely paid in full to the appropriate Governmental Body.  There are no Liens for Taxes (other than Liens with respect to current Taxes not yet due and payable) upon any of the assets of the Company.  No extension of time with respect to any date on which a Company Return is required to be filed by the Company is in force or was requested by the Company other than pursuant to ordinary extensions of the due date for filing a Company Return. No waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes (or that otherwise extend any statute of limitations relating to Taxes of the Company), and no request for such waiver, agreement or extension is outstanding.

(b)The Company has not received written notice from any Governmental Body of any audit or other examination of any Company Return (or any other Tax examination, Tax claim or Tax action relating to the Company) that is presently in progress, pending or threatened and has not been resolved in full.  There is no Legal Proceeding pending or proposed or threatened in writing in respect to Taxes of the Company.

(c)The Company has not received written notice from any Governmental Body of any Tax deficiency that is outstanding, assessed or proposed against the Company and has not been resolved in full. The Company has never received a written claim from any Governmental Body in a jurisdiction in which the Company does not file Company Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent

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contractor, creditor, stockholder, or other third party.  The Company has complied with all record keeping and information reporting requirements applicable to such withholding Taxes.

(e)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)Within the past three years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  The Company has not engaged in any “reportable transaction” as defined in Section 6707A(c) of the Code or the treasury regulations promulgated thereunder.

(g) Neither the Company nor Parent will be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing; (iii) election pursuant to Section 108(i) of the Code or Section 965 of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received on or prior to the Closing (other than prepaid amounts received in the ordinary course of business).

(h)The Company has delivered or made available to Parent complete and accurate copies of all U.S. federal income Company Returns for taxable year ending on or after December 31, 2013, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company with respect to such Company Returns.

(i)The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(j)The Company has not been a member of an affiliated group filing a U.S. federal income Tax Return.  The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; or (iii) otherwise by operation of Law.

(k)The Company is not a party to and has not otherwise requested any Tax rulings, closing agreements or similar written determinations, rulings or agreements related to Taxes.

(l)The unpaid Taxes of Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of filing the Company Returns. Since the date of the most recent balance sheet, neither Company nor any of

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its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice of the Company and its Subsidiaries, if applicable.

(m)Section 2.16(m) of the Disclosure Schedule sets forth the treatment for U.S. federal income tax purposes and for applicable foreign tax purposes of each Subsidiary of the Company.

(n)The Company has not (i) entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, nor (ii) transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(o)Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p)The Company has no liability for the payment of Taxes pursuant to Section 965 of the Code.

(q) Notwithstanding anything to the contrary in this Agreement, the Company makes no representations as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes that it may have after the Closing Date.

2.17Employee Benefit Plans and Employee Matters.

(a)Section 2.17(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and arrangements (including any material “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or with respect to which the Company would reasonably be expected to have any material liability (excluding form option notices and notices made in such form, form option grants and grants made in such form, at-will employment offer letters entered into in the ordinary course of business, workers’ compensation, unemployment compensation and other government programs) (the “Company Plans”).

(b)With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a copy of:  (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the most recent Annual Report (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter.

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(c)In all material respects, each Company Plan has been established and maintained in accordance with its terms and applicable Laws, including but not limited to ERISA or the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any material liability.  There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan.  There are no material audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Body with respect to any Company Plan.  The Company and each ERISA Affiliate have timely made or otherwise provided for all material contributions and other material payments required by and due under the terms of each Company Plan.

(d)No payment or benefit which will or may be made by the Company in connection with the Merger with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2).  There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is bound to provide a gross up or otherwise reimburse any employee for excise Taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger will not materially increase the benefits payable under any Company Plan and will not result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan (other than accelerated vesting of In-the-Money-Options and Company RSUs as provided in Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants)).

(e)Neither the Company nor any Entity with which the Company is or would be considered a single employer under Section 414(b), (c) or (m) of the Code (“ERISA Affiliates”) has, within the six years preceding the date of this Agreement, sponsored, contributed to, or had any obligations or incurred any liability under any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)Each Company Plan, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in material compliance with Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A of the Code. To the Company’s Knowledge, each Company Option has an exercise price that is not less than the fair market value of the underlying Company Common Stock on the date the Company Option was granted and is otherwise exempt from Section 409A.

(g)The Company: (i) is and at all times since January 1, 2016, and to the Knowledge of the Company, since January 1, 2015 has been in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any

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arbitrator or any court or other Governmental Body, respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice), except as has not been, and would not reasonably be expected to be, material to the Company.  The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(h)The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there been in the past three years, a representation campaign with respect to any of the employees of the Company.  As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Company.  Neither the Company nor any of its representatives or employees has committed or engaged in any material unfair labor practice in connection with the operation of the business of the Company.  In the past three years, there have been no Legal Proceedings pending, or, to the Company’s Knowledge, threatened, relating to any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination matter involving any employee, former employee, or prospective employee, including charges of unfair labor practices, discrimination, retaliation or harassment.

(i)Since December 31, 2017, no executive officer of the Company has provided written notice to Company of his or her intent to terminate his or her employment with Company as of the date hereof.

(j)The Company has provided to Parent a complete and correct list, as of the date hereof, of all employees of and consultants to the Company which sets forth the following information with respect to each: (i) name or employee number, (ii) title or position, (iii) the entity or entities by which such individual is employed, (iv) hire date, (v) current annual or hourly base compensation or retention rate, (vi) target bonus or incentive compensation rates for current fiscal year, and similar incentive compensation paid for immediately prior fiscal year, (vii) accrued but unused vacation or paid time off, (viii) active or inactive status and, if

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applicable, the reason for inactive status, (ix) accrued but unused sick days, (x) full-time or part-time status, (xi) exempt or non-exempt status, and (xii) employment location.

(k)Each Person who is or has been classified as an independent contractor, or as any other non-employee category, by the Company is and has been correctly so classified, is not a common law employee of the Company, are not entitled to any compensation or benefits to which regular employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Law.  The Company does not have any liabilities as a result of the failure to properly classify any current or former independent contractor, consultant, or advisor as an employee of the Company.  The Company is, and at all times since January 1, 2015 has been, in material compliance with all Contracts and any other obligations due to or in connection with any current or former employee, independent contractor, consultant, or advisor.  There are no sums owing to any current or former employee, independent contractor, consultant, or advisor to the Company, other than reimbursements of expenses and fees for the applicable current work period.

2.18Environmental Matters

The Company is in material compliance with all applicable Environmental Laws.  During the past six year period, the Company has not received any written notices, demand letters or requests for information from any Governmental Body indicating that the Company is or may be in violation of, or be liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body during the past six years that alleges that such current or prior owner or Company is materially violating any Environmental Law.  The Company is in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained by the Company under any Environmental Law in connection with its operation as it is currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company, are in full force and effect, and the Company is in material compliance with the terms thereof.  The Company has not disposed of or released any Hazardous Substances on, in or under any real property that would reasonably be expected to require remediation under Environmental Laws.  The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business of the Company.

2.19Insurance

.  Section 2.19 of the Disclosure Schedule sets forth a list of all material policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies (the “Insurance Policies”). The Company has delivered to Parent complete and correct copies of

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all Insurance Policies, together with all endorsements, riders and amendments thereto. The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. The Company is in compliance in all material respects with the terms of the Insurance Policies. As of the date of this Agreement, there is no claim pending under any of the Company’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. To the Company’s Knowledge, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, any of such policies. All of the Insurance Policies are and all similar insurance policies maintained by the Company since January 1, 2016, and to the Knowledge of the Company, since January 1, 2014 were, placed with financially sound and reputable insurers, in amounts and with coverages reasonable and customary for Persons engaged in businesses similar to that engaged in by the Company.

2.20Legal Proceedings; Orders

There is no pending Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law; (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (c) where the Company is a plaintiff or complainant. Since January 1, 2014, no Legal Proceeding has been commenced by or against, or to the Knowledge of the Company, threatened in writing against, the Company. There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company is subject.  To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.21Authority; Binding Nature of Agreement

The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement.  As of the date of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, (c) authorized and approved the execution, delivery and performance of each other agreement, document or instrument contemplated by this Agreement to which the Company is or will be a party in connection with the Merger; and (d) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent.  This Agreement constitutes, and each other agreement, document or instrument contemplated by this Agreement to which the Company is or will be a party in connection with the Merger will constitute upon execution and delivery by the Company, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.22Vote Required

The adoption of this Agreement and approval of the Merger requires the affirmative vote (the “Required Company Stockholder Vote”) of: (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock outstanding on the applicable record date, consenting or voting (as the case may be) together as a single class, (b) the holders of a 60% of the shares of Company Preferred Stock outstanding on the applicable record date, consenting or voting (as the case may be) as a single class (on an as-converted-to-Company-Common-Stock basis) and (c) the holders of a majority of the shares of Company Common Stock outstanding on the applicable record date, consenting or voting (as the case may be) as a single class. The Required Company Stockholder Vote is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger.

2.23Non-Contravention; Consents

Except as set forth in Section 2.23 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) contravene, conflict with or result in a violation of any of the provisions of the Company Charter or bylaws of the Company; (b) contravene, conflict with or result in a violation by the Company of any Law applicable to the Company; (c) contravene, conflict with or result in a default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Encumbrance) pursuant to, any Material Contract; or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company.  Except as set forth in Section 2.23 of the Disclosure Schedule and except as may be required by the DGCL or the CCC, the HSR Act or any other Antitrust Law or governmental regulation, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract or make any filing with a Governmental Body, in each case, at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.24Accounts Receivable

All accounts receivable of the Company have arisen from bona fide transactions by such parties in the ordinary course of the business.  All accounts receivable reflected in the Unaudited Balance Sheet represent valid obligations to the Company arising from applicable transactions. To the Knowledge of the Company, other than immaterial claims incurred in the ordinary course of business or which are reserved for on the Company Financial Statements, all accounts receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Unaudited Balance Sheet.

2.25Financial Advisor

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Except as set forth in Section 2.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.26Significant Business Relationships.

(a)Section 2.26(a) of the Disclosure Schedule sets forth an accurate and complete list of the Payment Programs that covered the payments or reimbursements for the Company’s screening tests for the year ended December 31, 2017.  Since December 31, 2017, no top 30 Payment Programs listed in Section 2.26(a) of the Disclosure Schedule has terminated its relationship with the Company or demanded a material change in the pricing or other terms of its relationship with the Company.  The Company is not engaged in any material dispute with any of the top 30 Payment Programs listed in Section 2.26(a) of the Disclosure Schedule and, to the Knowledge of the Company, no such Payment Program intends to terminate, limit or reduce its business relations with the Company, or adversely change the pricing or other terms of its business with the Company.

(b)Section 2.26(b) of the Disclosure Schedule sets forth an accurate and complete list of any vendor or supplier of the Company that received an aggregate amount of payment from the Company for products or services provided, as applicable, in excess of $100,000 during a period of commencing on May 1, 2017 and ending on the date immediately prior to the date of this Agreement.  Since December 31, 2017 through the date of this Agreement, no vendor or supplier listed in Section 2.26(b) of the Disclosure Schedule has terminated its relationship with the Company or demanded a material change in the pricing or other terms of its relationship with the Company.  The Company is not engaged in any material dispute with any vendor or supplier listed in Section 2.26(b) of the Disclosure Schedule and, to the Knowledge of the Company, no such vendor or supplier intends to terminate, limit or reduce its business relations with the Company, or adversely change the pricing or other terms of its business with the Company.

2.27Related Party Transactions

Except as set forth in Section 2.27 of the Disclosure Schedule, (a) there are no material obligations of the Company to a Related Party or employee of the Company and (b) no officer or director of the Company (i) is directly interested in any Material Contract or transaction or has an interest in any material asset of the Company, (ii) is, or has been, indebted to the Company, and (iii) is competing, or has at any time competed, with the Company, and (iv) has any claim or right against the Company, other than (A) for payment of salaries and bonuses for services rendered, (B) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (C) benefits due under Company Plans and fringe benefits not required to be listed on Section 2.17(a) of the Disclosure Schedule, (D) agreements relating to outstanding Company Capital Stock, Company Options, Company RSUs or Company Warrants that have been disclosed on the Disclosure Schedule and (E) as provided in the Company Charter or the bylaws of the Company.

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Section 3.	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1Due Incorporation; Subsidiaries

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2Authority; Binding Nature of Agreement

Parent and Merger Sub have all necessary corporate power and authority to enter into and perform their obligations under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to which Parent or Merger Sub is or will be a party.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to which Parent or Merger Sub is or will be a party have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors.  This Agreement constitutes, and each other agreement, document or instrument referred to in or contemplated by this Agreement to which Parent or Merger Sub is or will be a party will constitute when executed and delivered by Parent and/or Merger Sub, as applicable, the legal, valid and binding obligation of Parent and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3Non-Contravention; Consents

The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub or (c) cause a default on the part of Parent or Merger Sub under any material contract of Parent or Merger Sub, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.  Except as may be required by the DGCL, the HSR Act or any other Antitrust Law or governmental regulation, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4Litigation

As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Merger.

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3.5Merger Sub

Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

3.6Reliance.

(a)Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of the Company) of this Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)In connection with the due diligence investigation of the Company by Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of the Company) of this Agreement, neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

3.7No Parent Vote Required

No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.8Solvency

Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated hereby and the payment of the

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Payment Amount and any other amount to be paid under this Agreement, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) hereof, (d) payments of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and (e) payment of all related fees and expenses, each of Parent and the Company will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

3.9Availability of Funds

Parent has, as of the date of this Agreement, and will have, from and after the Effective Time, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Purchase Price to consummate the transactions contemplated hereby) to (a) pay the Purchase Price, (b) pay any and all fees and expenses in connection with the transactions contemplated hereby and any debt or equity financing, (c) repay or refinance all Debt of the Company to the extent such repayment or refinancing is required in connection with the transactions contemplated hereby and (d) satisfy all of its other payment obligations payable hereunder and under any agreement ancillary hereto.

3.10Capital Stock

The authorized capital stock of Parent consists of 150,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As of May 4, 2018, 69,906,818 shares of Parent Stock were issued and outstanding, and no shares of Parent Preferred Stock were issued or outstanding.

3.11Reports and Financial Statements

(a)Since July 1, 2017, Parent has timely furnished or filed all required reports, schedules, forms, statements and other documents required to be furnished or filed by it with the SEC (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, collectively, the “Parent SEC Filings”).  As of their respective filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Parent SEC Filings complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC and the Nasdaq Global Select Market, and none of the Parent SEC

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Filings contained (at the time they were furnished or filed or if amended or superseded by a furnishing or a filing then on the date of such furnishing or filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently furnished or filed Parent SEC Filing.  Parent is eligible to use Form S-3 to register the shares of Parent Stock issuable pursuant to the Merger for resale on a continuous basis on an automatic shelf registration statement that will become effective immediately upon filing with the SEC under the Securities Act.  Parent is a “well known seasoned issuer” as defined in Rule 405 of the rules and regulations of the SEC under the Securities Act, pursuant to Section 1(i)(A) of such definition, including not having been and not being an “ineligible issuer” as defined in such Rule 405. The Parent Financial Statements, which have been derived from the accounting books and records of Parent and its subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements present fairly in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited consolidated interim financial statements may not contain all footnotes required by GAAP and are subject to normal year-end adjustments, the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) for the respective periods indicated.  Since July 1, 2017, there has not been an adverse effect that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Merger.

(b)There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings.  To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of Parent.

(c)Parent maintains, and at all times since July 1, 2017 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on its financial statements.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2017, and such assessment concluded that such controls were effective.

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(d)Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

3.12Parent Stock

The issuance, sale and delivery of the shares of Parent Stock issuable pursuant to Section 1.5 (Conversion of Shares) and Section 1.6 (Treatment of Company Options, Company RSUs and Company Warrants) been duly authorized by all necessary corporate action on the part of Parent and all such shares have been duly reserved for issuance.  The shares of Parent Stock, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Assuming the accuracy and completeness of representations made by the Company Stockholders in their Investor Questionnaires and by the holders of In-the-Money Options RSUs in their Form of Election, the offer, issuance, sale and delivery of the shares of Parent Stock pursuant to the terms of this Agreement are and will be in full compliance with all applicable state and federal securities Laws, exempt from the registration requirements of the Securities Act and exempt from all applicable state securities law registration and qualification requirements.

Section 4.	Certain Covenants of the Company

4.1Access

During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s representatives with reasonable access during normal business hours to the Company’s personnel, facilities and existing books and records for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement and for the purposes of obtaining the Debt Financing; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s sole and absolute discretion (a) jeopardize any attorney-client privilege; provided that in such a case, the parties will work in good faith to provide access to or disclose such information in a manner that would not waive such attorney-client privilege or (b) contravene any binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party).

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4.2Conduct of the Business of the Company

During the Pre-Closing Period, except (1) as set forth in Section 4.2 of the Disclosure Schedule, (2) with respect to subclause (i) of this Section 4.2 (Conduct of the Business of the Company), to the extent necessary to comply with the Company’s obligations under this Agreement or any agreement ancillary hereto or necessary to effectuate the transactions contemplated hereby and thereby, (3) with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed) or (4) to the extent to be reflected in the Closing Date Transaction Expenses (other than those arrangements that would be binding upon the Surviving Corporation after the Effective Time): (i) the Company shall use commercially reasonable efforts to (A) carry on its business in the ordinary course, (B) preserve substantially intact its present business organization, and (C) preserve its relationships with material suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations; and (ii) the Company shall not:

(a)amend the Company Charter or the bylaws of the Company;

(b)split, combine or reclassify any of its capital stock or (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options, the Company Warrants or the vesting of Company RSUs) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)issue any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that (i) the Company may grant Company Options and Company RSUs under the Equity Incentive Plans, (ii) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options or other rights for Company Common Stock, (iii) the Company may issue shares of Company Common Stock in connection with the conversion of Company Preferred Stock and (iv) the Company may issue shares of Company Preferred Stock in connection with the exercise of Company Warrants, in each case, in accordance with the respective terms of such securities as in effect on the date of this Agreement;

(d)enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(e)make any capital expenditures, capital additions or capital improvements, in excess of $500,000 in the aggregate (other than in accordance with the budget for capital expenditures previously made available to Parent);

(f)(i) materially reduce the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy or (ii) fail to maintain in full force and effect insurance coverage materially consistent with past practices;

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(g)acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity, other than as permitted in (e) above or in the ordinary course of business;

(h)other than in the ordinary course of business, sell, lease or exclusively license any properties or assets of the Company which are material to the Company;

(i)(i) enter into any Contract that is or would constitute a Material Contract; or (ii) materially amend, extend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, in each case other than in the ordinary course of business;

(j)make or change or revoke any material election in respect of Taxes, change any accounting method in respect of Taxes, settle any material claim or assessment in respect of Taxes, file any amendment to an income or other material Tax Return or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(k)increase the compensation (including bonuses) payable on or after the date hereof to any director or executive officer of the Company, except (i) for increases provided for in any Contracts or Company Plans in effect on the date hereof or in the ordinary course of business consistent with past practices or (ii) that the Company may make bonus and commission payments in accordance with the bonus and commission plans and policies existing on the date of this Agreement, including payments to its officers;

(l)establish, adopt or materially amend any Company Plan, except with respect to (i) any such action that (A) is in the ordinary course of business consistent with past practices, (B) would not result in more than a de minimis increase to the cost to the Company under such Company Plan or (C) is required by applicable Law; and (ii) employment agreements or other compensation arrangements with any existing or future employee who is, or would be, at the vice president level or below, or whose base annual salary is, or would be, $300,000 or less;

(m)make any material changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by GAAP;

(n)waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $300,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(o)(a) amend or modify in any material respect, or terminate, any of the Real Property Leases, or (b) assign, sublease, or encumber any of the Company’s interests in the Leased Real Property or the Real Property Leases in any material respect;

(p)accelerate the collection of any accounts receivable or delay the payment of any accounts payable other than in the ordinary course;

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(q)except as required by GAAP or in the ordinary course of business consistent with past practice, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable;

(r)make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices and for Permitted Encumbrances;

(s)(i) lend money to any Person, other than advances to employees and consultants in the ordinary course of business consistent with past practices, or (ii) incur or guarantee any new Debt not pre-payable at par, other than in the ordinary course of business and that would not constitute a liability of the Surviving Corporation after the Closing; and

(t)agree or commit to take any of the actions described in clauses (a) through (s) of this Section 4.2 (Conduct of the Business of the Company).

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law.

4.3No Solicitation.

(a)During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) (No Solicitation) by the Company.

(b)Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

(c)In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3 (No Solicitation), the Company promptly (and in all events within 24 hours) shall advise Parent orally and in writing of any request to the Company for nonpublic information that the Company reasonably believes is likely to lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes is likely to lead to any Takeover Proposal

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and the (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

Section 5.	Additional Covenants of the Parties

5.1Stockholder Consent or Approval.

(a)The Company shall, in accordance with the Company Charter and the Company’s bylaws and the applicable requirements of the DGCL and the CCC (including Sections 228 and 262 of the DGCL), solicit the written consents of stockholders of the Company for the adoption of this Agreement (the “Written Consent”).

(b)If applicable, the Company shall (i) use commercially reasonable efforts to secure from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval by the Company Stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (the “280G Stockholder Vote”). The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above.  If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.  Within a reasonable period of time before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 5.1(b), including, but not limited to, any stockholder consent form, disclosure statement or waiver, and the Company shall consider in good faith all comments received from Parent on such documents or agreements.

5.2Regulatory Filings; Reasonable Best Efforts.

(a)Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Merger as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration,

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approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger.

(b)By way of illustration and not limitation, the parties hereto agree to promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, DO, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Merger, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; provided, however, Parent and its Affiliates shall not be required to, and without the prior written consent of Parent, the Company shall not, before or after the Effective Time, sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or agree to any other structural, behavioral or conduct remedy with respect to, any entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property or businesses of Parent, the Company (or any of their respective Subsidiaries or other Affiliates) or agree to any restriction on the conduct of such businesses. Nothing in this Section 5.2 (Regulatory Filings; Reasonable Best Efforts) shall require Parent or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated by this Agreement.

(c)Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than 10 business days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated hereby; (ii) promptly, but in no event later than 10 business days after the date hereof, make all other filings, notifications or other consents as may be required to be made or obtained by such party under foreign Antitrust Laws in those jurisdictions identified in Section 5.2(c) of the Disclosure Schedule, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Closing; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the transactions contemplated hereby.

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(d)Without limiting the generality of anything contained in this Section 5.2 (Regulatory Filings; Reasonable Best Efforts), during the Pre-Closing Period, each party hereto shall use its reasonable best efforts to (i)  cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the transactions contemplated hereby, (iii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other parties of any material communication to or from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (“DOJ”) or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) to remove references concerning the valuation of the business of the Company and its Affiliates, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege or confidentiality concerns), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the transactions contemplated hereby, each party hereto shall provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, Parent shall, on behalf of the parties, control and direct all aspects of the parties’ efforts to obtain the required approvals under the Antitrust Laws, including having principal responsibility for devising, implementing and making the final determination as to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Body, and shall have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the Antitrust Laws to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing.  Each party hereto shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Parent shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other.

(e)Parent further agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the other transactions contemplated hereby, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law, (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated hereby or (iii) otherwise delay or impede the consummation of the Merger and the other transactions contemplated hereby.

(f)Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to (i) effectuate the transfer of, all changes to, or the termination of any Permits held by the Company (such Permits being set forth in Section 2.11(a) of the Disclosure Schedule), as required under all applicable Laws or as advised by any Governmental Body as being necessary for the continued conduct of Company’s business after the Closing and (ii) obtain consents of the counterparties to the Contracts set forth in Section 2.11(a) of the Disclosure Schedule, it being understood that for all purposes of this Agreement, in no event shall any failure to effectuate such transfer, changes or termination or to obtain such consent constitute a breach of this Agreement.

5.3Employee Benefits.

(a)Parent agrees that from and after the Effective Time, Parent and its Affiliates shall assume and honor all Company severance, retention and change of control plans, arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.  Parent shall provide or shall cause to be provided, to each employee of the Company who continues in the employ of Parent or any of its Subsidiaries (including the Surviving Corporation) following the Effective Time (each, a “Continuing Employee”) (a) base salary and a target incentive compensation opportunity, each of which is no less favorable than

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the base salary and target incentive compensation opportunity provided to such Continuing Employee immediately before the Effective Time during the period from the Effective Time to June 30, 2019 and (b) other employee benefit and compensation programs that are no less favorable in the aggregate than those provided to such Continuing Employee immediately before the Effective Time during the period from the Effective Time to December 31, 2018; provided, however, that the foregoing shall not diminish any obligation of the Surviving Corporation pursuant to any employment or other agreement between the Company and any of its employees in existence as of the Closing Date.

(b)For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plans (other than with respect to equity-based New Plans or severance New Plans).  In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall make commercially reasonable efforts to cause (i) all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and (ii) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Continuing Employee participated immediately before the Effective Time ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change of control” or “change in control” (as applicable) under the Company Plans and the terms of employment-related agreements, as applicable.

(d)Nothing contained herein, express implied, is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries or employees or retirees) any right as a third party beneficiary of this Agreement.  No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company, including the Continuing Employees, and this Agreement shall not be construed so as to prohibit Parent or any of its Subsidiaries (including the Surviving Corporation) from having the right to terminate the employment of any employee of the Company, including the Continuing Employees, provided that any such termination is effected in accordance with applicable law.

5.4Indemnification of Officers and Directors.

(a)All rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and the Company’s bylaws (as in effect as of the date

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of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified, and shall be observed by the Surviving Corporation to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.4 (Indemnification of Officers and Directors) and the indemnification rights provided under this Section 5.4 (Indemnification of Officers and Directors) until disposition of such claim.

(b)Prior to the Effective Time, the Company shall, at its own expense, purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

(c)In the event that Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4 (Indemnification of Officers and Directors).

(d)The provisions of this Section 5.4 (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise.  This Section 5.4 (Indemnification of Officers and Directors) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.5Disclosure

.  During the Pre-Closing Period, neither the Company, on the one hand, nor Parent, on the other hand, shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party; provided, however, that (i) each party hereto may, without such consent, make any public statement in response to questions from investors, customers or vendors, or make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties, or individually, if approved by the other party and (ii) a party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof after the Closing without the consent of the other party.

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5.6Tax Matters.

(a)Parent and the Surviving Corporation, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Company Returns and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes.  Such cooperation shall include signing any Company Returns, amended Company Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such proceeding, investigation, audit or review, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, and making available to the other and to any taxing authority as reasonably requested all information, records and documents in such party’s possession relating to Taxes of the Company including any ownership information in such party’s possession necessary to determine the presence or absence of an “ownership change” within the meaning of Section 382 of the Code.

(b)Parent shall pay all sales, use, value added, transfer, stamp, registration, documentary or similar Taxes incurred as a result of the transactions contemplated in this Agreement and shall file all related Tax Returns, and the Securityholders’ Representative and the Participating Securityholders shall cooperate with Parent in connection with any such filings.

(c)Parent and the Securityholders’ Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby. Parent shall file all related Tax Returns, and the Securityholders’ Representative and the Participating Securityholders shall cooperate with Parent in connection with any such filings.

(d)all applicable Tax purposes, Parent and the Company agree to, and shall not take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i)The Adjustment Escrow Amount and the Securityholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date.

(ii)Any payments made in respect of In-the-Money-Options and Company RSUs pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder or the recipient, as applicable, thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Adjustment Escrow Amount and the Securityholders’ Representative Reserve), (B) shall be net of any Taxes withheld pursuant to Section 1.11(k) (Exchange/Payment), and (C) shall, in respect of payments attributable to Employee Options and Employee RSUs only, be made through the Surviving Corporation’s standard payroll procedures in accordance with Section 1.11(h) (Exchange/Payment) (provided, however, that payments of the Adjustment Escrow Amount and Securityholders’ Representative Reserve in respect of Employee Options and

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Employee RSUs shall be made directly by the Surviving Corporation (and not through its payroll)). Any applicable withholding Taxes in respect of the portion of the Adjustment Escrow Amount and the Securityholders’ Representative Reserve borne by Participating Securityholders in respect of Employee Options and Employee RSUs shall be withheld from their aggregate Closing Options Payout Amount or Closing RSUs Payout Amount, as applicable.

5.7Notification of Certain Events

During the Pre-Closing Period, each party hereto shall promptly notify the other party of, and furnish such other party with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause, in the case Parent is such notified party, any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) or, in the case the Company is such notified party, any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7 (Conditions Precedent to Obligation of the Company), not to be satisfied. A party’s satisfaction of its obligations in the foregoing sentence shall not relieve such party of any of its other obligations under this Agreement.

5.8Commercially Reasonable Efforts

Prior to the Closing:  (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) to be satisfied on a timely basis; and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 (Conditions Precedent to Obligation of the Company) to be satisfied on a timely basis.

5.9Registration Statement.

(a)Promptly upon the Closing Date (but no later than five Business Days following the Closing Date), Parent shall file (the date of such filing, the “Filing Date”) with the SEC a registration statement under Rule 415(a)(1)(i) promulgated under the Securities Act on Form S-3, or if Parent is not then eligible to use Form S-3 for a secondary offering, on any appropriate form under the Securities Act (including any amendment, supplement or new registration statement contemplated herein, the “Registration Statement”) providing for the offering and sale or other disposition of the shares of Parent Stock to be issued to the Company Stockholders, holders of In-the-Money Options and holders of RSUs in the Merger (the “Registrable Shares”).  The Registration Statement and each registration statement filed pursuant to the next sentence shall become effective automatically upon filing with the SEC.  If the actual number of shares issued in respect of the Payment Amount exceeds the number of shares registered under the Registration Statement, Parent shall file, within five Business Days after Parent has notice that the shares to be issued in respect of the Payment Amount exceeds the number of shares registered under the Registration Statement, an amendment to the Registration Statement or file a new registration statement on any appropriate form under the Securities Act covering the resale to the public by the Company Stockholders of all such excess shares.  The holders of Registrable Shares (the “Selling Company Stockholders”) agree to cooperate with and provide such assistance to Parent, as Parent may reasonably request, in connection with any

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registration and sale of the shares of Parent Stock, including accurately completing and executing selling stockholder questionnaires.

(b)Parent shall pay the expenses incurred by it in complying with its obligations under this Section 5.9, including all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountant for Parent and other advisors or persons retained by Parent in connection with the filing.  Parent agrees that it will (i) prepare and file with the SEC any amendments or supplements to the Registration Statement or prospectus which may be necessary to keep the Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the offer of the Registrable Shares until the earlier of (A) the date upon which the sale of all shares registered thereby is completed and (B) until the date upon which all such shares may be sold to the public in accordance with Rule 144 under the Act by a person that is not an “affiliate” (as defined in Rule 144 under the Act) of Parent without regard to any of the conditions specified therein (other than the holding period requirement in paragraph (d) of Rule 144 so long as such holding period requirement is satisfied at such time of determination) or any rule of similar effect; (ii) prepare and promptly file with the SEC and promptly notify the Selling Company Stockholders of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the shares of Parent Stock is required to be delivered under the Securities Act, any event with respect to Parent shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (iii) in case the Selling Company Stockholders are required to deliver a prospectus, prepare promptly such amendment or amendments to the Registration Statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; and (iv) advise the Selling Company Stockholders promptly after Parent shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose. Parent shall use commercially reasonable efforts to prevent the issuance of, and if issued, to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, and to lift any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction in which they have been qualified for sale, in each case at the earliest practicable date.

(c)At least three Business Days prior to the filing of the Registration Statement or any prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, or before sending a response to an SEC comment letter related to the Registration Statement, Parent shall furnish to the Securityholders’ Representative copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of the Securityholders’ Representative, and Parent shall consider in good faith the changes reasonably requested by the Securityholders’ Representative prior to making any such filing.

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(d)Each of the Selling Company Stockholders shall furnish information to Parent concerning their holdings of securities of Parent and the proposed method of sale or other disposition of the shares of Parent Stock and such other information and undertakings as shall be required in connection with the preparation and filing of the Registration Statement and any amendments thereto covering all or part of the shares of Parent Stock in order to assist Parent in complying with the Securities Act and the Exchange Act, and it shall be a condition precedent of Parent’s obligations under this Section 5.9 that each Selling Shareholder furnish to Parent such information.  Each such holder shall further agree to enter into such undertakings and take such other action relating to the conduct of the proposed offering which Parent may reasonably request as being necessary to assist Parent in complying with the federal and state securities laws and the rules or other requirements of the Financial Industry Regulatory Authority, Inc. or otherwise to effectuate the offering.  Among other things, each of the Selling Company Stockholders will be required to agree that upon receipt by the Selling Company Stockholders of any notice (a “Suspension Notice”) from Parent of the happening of any event of the kind described in Section 5.9(b), the Selling Company Stockholders will forthwith discontinue the disposition of the shares of Parent Stock until they have received copies of the supplemented or amended prospectus contemplated by Section 5.9(b), or until such holders are advised in writing by Parent that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by Parent, such holders will deliver to Parent all copies then in such holders’ possession of the prospectus covering the shares of Parent Stock current at the time of receipt of such notice.  Parent shall be entitled to exercise its rights pursuant to this Section 5.9(d) to suspend the availability of the Registration Statement for no more than 30 consecutive days and an aggregate of 60 days in any 180-day period.  Parent shall promptly notify the Securityholders’ Representative upon the receipt of any comment letter or request by the SEC, state securities authority or other Governmental Entity for amendments or supplements to any Registration Statement or the prospectus related thereto or for additional information.

5.10Financing Cooperation

(a)The Company shall use its commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (“Representatives”) (of appropriate seniority and expertise) to provide, at Parent’s sole expense, cooperation reasonably requested by Parent in order to obtain the Debt Financing that is customary in connection with comparable debt financing, including by  (i) furnishing Parent, its representatives and the Financing Sources as promptly as practicable with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and customarily delivered by businesses that are similar to the Company in connection with the preparation of customary offering documents, private placement memoranda, bank information memoranda, rating agency presentations and similar documents for any portion of the Debt Financing which are used to market, syndicate and consummate the Debt Financing (collectively, the “Required Marketing Information”); provided, however, that the Required Marketing Information shall not include, and the Company shall not be responsible for the preparation of, projections, risk factors and forward-looking statements relating to all or any component of the Debt Financing and pro-forma financial information, including pro-forma cost savings, synergies, capitalization, or other pro-forma adjustments desired to be incorporated into any pro-forma financial information,

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(ii) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (iii)  providing customary authorization and representation letters to the Financing Sources authorizing the distribution of information to other prospective Financing Sources; provided that the Company shall not be required to make any representations as to the information contained in the Required Marketing Information, (iv) giving Parent and its representatives reasonable access to the offices, properties, books, records and other information of the Company and its Subsidiaries, including, if and to the extent required to facilitate (A) the grant by Parent at or after the Closing Date of security in any collateral as may be required by the Debt Commitment and (B) the satisfaction by Parent of closing conditions set forth in the Debt Commitment, (v) providing all financial information contemplated by and in accordance with this Agreement, (vi) executing and delivering at the Closing any guarantees, pledge and security documents, credit agreements, notes, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent and, in each case, required by the Debt Commitment, (vii) facilitating the pledging, or the reaffirmation of the pledge, of collateral effective on or after the Closing Date (including cooperation in connection with the payoff of any existing indebtedness of the Company (if requested by Parent) and causing the release at the Closing of all Liens on the equity interests and assets of the Company to the extent required by the Debt Commitment), (viii) furnishing Parent and the Financing Sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, at least five (5) calendar days prior to the Closing Date, and (ix) facilitating the provision of the insurance certificates and endorsements required by the Debt Commitment; provided, however, in each case, that (A) the Company shall not be required to waive or amend any terms of this Agreement or prior to the Closing Date, agree to pay any commitment, give any indemnities, or incur any liability or obligation in connection with the Debt Financing, (B) the Company shall not be required to enter into any binding agreement or commitment in connection with the Debt Financing that is not conditioned on the occurrence of the Closing Date and does not terminate without liability to the Company upon termination of this Agreement, and (C) the Company and its representatives shall not be required to take any action that would (x) unreasonably interfere with the business or ongoing operation of the Company, (y) conflict in with any Laws or the Company’s Charter or bylaws, or (z) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of any person in the Company or that the Company would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could, in the Company’s good faith judgment, adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith could be, future litigation.  Notwithstanding anything contained in this Agreement to the contrary, no officer or director of the Company shall incur any personal liability with respect to the Debt Financing and no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of its Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the Effective Time.  The Company hereby consents to the use of its logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or

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goodwill of the Company and solely in conformance with the Company’s trademark usage guidelines and provided, further, that the Financing Sources and each of their Affiliates in connection with the Debt Financing shall obtain no rights in such logos.  In addition, all non-public information regarding the Company provided to Parent, its Affiliates or its Representatives pursuant to this Section 5.10 (Financing Cooperation) shall be kept confidential by them in accordance with the Confidentiality Agreement, provided that the Company hereby consents to the disclosure of information relating to the Company and its Subsidiaries to the Financing Sources, subject to the Financing Sources’ compliance with the confidentiality provisions set forth in the Debt Commitment. Parent shall promptly, upon request by the Company, reimburse the Company for all costs and expenses (including attorneys’ fees) incurred by the Company in connection with the cooperation contemplated by this Section 5.10 (Financing Cooperation).  Parent shall indemnify, defend and hold harmless the Company’s Representatives from and against any and all damages suffered or incurred by any of the Company’s Representatives, to the extent arising out of:  (1) any action taken by a Company’s Representatives at the request of Parent pursuant to this Section 5.10 (Financing Cooperation) or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than historical information related to the Company provided to Parent in writing by the Company specifically for use in the Debt Financing offering materials), and this indemnification shall survive termination of this Agreement.

(b) Parent acknowledges and agrees that obtaining the Debt Financing is not a condition to the Closing.  For the avoidance of doubt, if the Debt Financing has not been obtained, Parent shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Section 6 and 7, to complete the transactions contemplated hereby on the terms contemplated by this Agreement.

5.11Disclosure Schedules

The Company shall revise Section 2.12(a) of the Disclosure Schedule to list the Material Contracts in accordance with the categories set forth in clauses (i)-(xiii) of Section 2.12(a) and deliver such updated section to Parent by Friday June 1, 2018 or as soon thereafter as possible through the application of reasonable diligence.

Section 6.	Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions; provided that if the Closing occurs, all Closing conditions set forth in this Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and the Merger Sub:

6.1Accuracy of Representations and Warranties

.  The Specified Representations (other than the representations and warranties set forth in subsections 2.3(d), 2.3(e) and 2.3(f) of Section 2.3 (Capitalization, Etc.)) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case

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such representations and warranties shall be so true and correct as of such earlier date). The other representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) (including the representations and warranties set forth in subsections 2.3(d), 2.3(e) and 2.3(f) of Section 2.3 (Capitalization, Etc.)) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein, except (i) in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein and (ii) in the case of Disclosure Schedule requiring lists of “material” items as of the date hereof) as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

6.2Performance of Covenants

The Company shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3Stockholder Approval

This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4Antitrust Clearances

The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

6.5No Restraints

.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by Parent illegal or otherwise prevents the consummation of the Merger.

6.6No Litigation

No Governmental Body shall have commenced any Legal Proceeding that is pending: (i) challenging the Merger; (ii) seeking to prohibit or materially limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation, (iii) that may have the effect of preventing or making illegal the Merger or (iv) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.7Deliveries

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The Company shall have made the deliveries contemplated by Section 1.11(m) (Exchange/Payment/Deliveries).

6.8Estimated Closing Statement

Parent shall have received the Estimated Closing Statement from the Company.

6.9Closing Certificate

The Chief Executive Officer or Chief Financial Officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 (Accuracy of Representations and Warranties) and 6.2 (Performance of Covenants) is satisfied in all respects.

6.10Company Material Adverse Effect.

Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

6.11Dissenting Shares.

The number of shares of Company Capital Stock that constitute (or that are eligible to become as a result of such holder’s delivery of a written demand for appraisal in accordance with Section 262 of the DGCL) Dissenting Shares shall be less than ten percent (10%) of the Company Capital Stock outstanding immediately prior to the Closing.

6.12Additional Conditions.

The conditions set forth on Section 6.12 of the Disclosure Schedules shall have been satisfied.

Section 7.	Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions, provided that if the Closing occurs, all Closing conditions set forth in this Section 7 (Conditions Precedent to Obligations of the Company) that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company:

7.1Accuracy of Representations and Warranties

The representations and warranties of Parent and Merger Sub set forth in Section 3 (Representations and Warranties of Parent and Merger Sub) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of the representations and warranties of Parent or Merger Sub to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a material adverse

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effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2Performance of Covenants

Parent and Merger Sub shall have performed and complied with, in all material respects, all of their covenants contained in herein at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

7.3Stockholder Approval

This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4Antitrust Clearances

The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

7.5No Restraints

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.6Closing Certificate

An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties) and 7.2 (Performance of Covenants) is satisfied in all respects.

7.7Deliveries

Parent shall have made the payments and deliveries contemplated by Section 1.11(n) (Exchange/Payment/Deliveries).

Section 8.	Survival; Limitations

8.1Survival of Representations and Warranties

Other than for the purpose of, and as set forth in, R&W Insurance, none of the representations and warranties or pre-closing covenants contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

8.2Sole and Exclusive Remedy; Limitations.

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(a)In no event shall any Participating Securityholder’s liability exceed the portion of the Purchase Price actually received by such Participating Securityholder except to the extent such Participating Securityholder committed common law fraud.

(b)Other than for any claim of common law fraud, from and after the Closing, Parent and the Surviving Corporation may not avoid the limitations on liability set forth in this Section 8 (Survival; Limitations) by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (ii) asserting or threatening any claim against any Person that is not a party for breaches of the representations, warranties and pre-Closing covenants and agreements contained in this Agreement.  The parties hereto agree that the limits imposed on the remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Participating Securityholders hereunder.

(c)From and after the Closing, except (i) for the right to pursue specific performance pursuant to Section 10.15 (Specific Performance), (ii) any claim of common law fraud and (iii) pursuant to Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount) (but otherwise subject to the limitations therein with recourse solely and exclusively against the Adjustment Escrow), the sole and exclusive source of recovery in respect of any claim by Parent or the Surviving Corporation for (A) any and all damages or other claims relating to or arising from this Agreement, including breach of the Company’s covenants or other agreements, or in connection with the transactions contemplated hereby, including in any exhibit, schedule or certificate delivered hereunder, (B) any other matter relating to the Company, the operation of its business, or any other transaction or state of facts relating to the Company (including any common law or statutory rights or remedies for environmental, health or safety matters) or (C) breach of the Company’s representations and warranties and pre-Closing covenants set forth herein shall be the R&W Insurance, and in no event shall (1) any Participating Securityholder or any Affiliate thereof or any other Person have any direct or indirect liability or obligation in respect of any such claim, or (2) Parent or the Surviving Corporation be entitled to recover any damages in respect of any claim by Parent or the Surviving Corporation from any source other than the R&W Insurance, it being expressly agreed that on the date R&W Insurance is no longer effective or coverage thereunder is unavailable for any reason, Parent and the Surviving Corporation shall have no further remedies under this Agreement or otherwise (other than for common law fraud).

(d)Other than for any claim of common law fraud asserted against the Person who committed such common law fraud, no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company or any Affiliate of the Company shall have any liability of any nature to Parent or the Surviving Corporation with respect to the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the Merger or the other transactions contemplated by this Agreement.  The parties acknowledge that (i) no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied, (ii) except as expressly provided in Section 2 (Representations and Warranties of the Company), the Company has not made and is not making, and Parent is not relying upon, any

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representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied and (iii) there shall not be any multiple recovery for any damages.

8.3R&W Insurance

Parent shall secure a representation and warranties insurance policy to be effective as of the Closing Date and shall bear all premiums, fees, costs and expenses associated with procuring such representations and warranties insurance policy (the “R&W Insurance”).

Section 9.	Termination

9.1Termination

This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a)by mutual written consent of Parent and the Company;

(b)by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) (Termination) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)by either Parent or the Company if a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) (Termination) (i) if such party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable or (ii) whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such order;

(d)by Parent, if the Company shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 (Accuracy of Representations and Warranties) or Section 6.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 20 days following receipt by the Company of written notice of such material breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent or Merger Sub is then in material breach of this Agreement;

(e)by the Company, if Parent or Merger Sub shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be or has not been cured

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within 20 days following receipt by Parent of written notice of such material breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is then in material breach of this Agreement; or

(f)by Parent if the Required Company Stockholder Vote is not obtained within twenty-four (24) hours after the execution of this Agreement.

9.2Effect of Termination

In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2 (Effect of Termination) and Section 10 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) nothing herein shall relieve any party from any liability for common law fraud or for a material breach of any covenant or agreement set forth in this Agreement that is the consequence of an action or failure to act by the breaching party with the knowledge that such action or failure to act would result in such material breach.

Section 10.	Miscellaneous Provisions

10.1Amendment

This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

10.2Expenses

All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the Payment Agent shall be paid by Parent.

10.3Waiver.

(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4Entire Agreement; Counterparts

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Effective Time.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

10.5Applicable Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Except as set forth in Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

10.6Attorneys’ Fees

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7Assignability

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company (prior to the Effective Time) or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may

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assign this Agreement or any such rights to an Affiliate without the prior written consent of the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time)); provided, further, however, that Parent and the Surviving Corporation may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or the Surviving Corporation or of that part of Parent’s or the Surviving Corporation’s business to which this Agreement relates, as long as Parent provides written notice to the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time) of such assignment and the assignee thereof agrees in writing to assume and be bound as Parent and the Surviving Corporation hereunder; provided, further, however, notwithstanding the foregoing, Parent, Merger Sub and the Surviving Corporation may assign their rights and interests hereunder to any of their debt financing sources from time to time.

10.8Third Party Beneficiaries; No Recourse.

(a)Except as provided in Sections 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), 5.4 (Indemnification of Officers and Directors), 5.5 (Disclosure) and 10.12 (Conflict of Interest) and, following the Closing with respect to all Persons that held Company Capital Stock, Company Options, Company RSUs or Company Warrants immediately prior to the Closing, Section 1 (Description of Transaction), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no Non‑Recourse Party of a party to this Agreement and none of the Financing Sources shall have any liability relating to this Agreement or any of the transactions contemplated herein.

10.9Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided that with respect to notices delivered to the Securityholders’ Representative, such notices must be delivered solely via facsimile or electronic transmission:

if to Parent, Merger Sub or, after the Closing, the Surviving Corporation:

Myriad Genetics, Inc.
320 Wakara Way

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Salt Lake City, Utah 84108
Attention:  General Counsel
Facsimile:  (801) 584-3640

Email: rmarsh@myriad.com

and with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:  Jonathan L. Kravetz

Facsimile:  (617) 542-2241

Email: jlkravetz@mintz.com

if to the Company (prior to Closing):

Counsyl, Inc.
180 Kimball Way
South San Francisco, California 94080
Attention:  Peter Soparkar, Chief Legal Officer and Secretary
Email: psoparkar@counsyl.com

or the Securityholders’ Representative (after the Closing):

Fortis Advisors LLC
Attention:  Notice Department
Facsimile:  (858) 408-1843

E-mail: notices@fortisrep.com

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Barbara Borden; Michael Tenta Facsimile: (858) 550-6420 E-mail: bordenbl@cooley.com; mtenta@cooley.com

10.10Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to

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delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11Knowledge

“Knowledge” of the Company shall mean the actual knowledge of a fact or other matter, after reasonable inquiry, of the Knowledge Individuals.  With respect to matters involving Intellectual Property, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Knowledge Individuals or the direct reports of any of the foregoing; provided that any such opinions or searches that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” as a result of this sentence.

10.12Conflict of Interest

If the Securityholders’ Representative so desires, acting on behalf of the Participating Securityholders and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Participating Securityholders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Participating Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Participating Securityholders or the Securityholders’ Representative consents in writing at the time to such engagement.  Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

10.13Attorney-Client Privilege

Parent and the Company agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Company in connection with the transactions

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contemplated by this Agreement, including the Merger, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Securityholders’ Representative, and not by the Surviving Corporation, following the Closing, and may be waived only by the Securityholders’ Representative, and not the Surviving Corporation, and shall not pass to or be claimed or used by Parent or the Surviving Corporation. Absent the consent of the Securityholders’ Representative, neither Parent nor the Surviving Corporation shall have a right to access the Covered Materials following the Closing and, in the event Parent or the Surviving Corporation accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Securityholders’ Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Parent or the Surviving Corporation, on the one hand, and a third party other than (and unaffiliated with) the Participating Securityholders and the Securityholders’ Representative, on the other hand, after the Closing, then the Surviving Corporation may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Parent and the Surviving Corporation may not waive such privilege without the prior written consent of the Securityholders’ Representative.

10.14No Implied Representations

The parties acknowledge that, except as expressly provided in Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of Parent and Merger Sub), none of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise. The Company, the Participating Securityholders and their respective Affiliates and representatives each have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company or the Participating Securityholders contained herein or made available in connection with Parent’s investigation of the Company, except as expressly set forth in Section 2 (Representations and Warranties of the Company), and there shall be no liability that may be based on such information or errors therein or omissions therefrom.

10.15Specific Performance

Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

10.16Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the

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feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement on or prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(g)Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”

10.17Disclosure Schedule

The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company) of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties of the Company) of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.  The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations,

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warranties and covenants of the Company contained in this Agreement.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

[Signature Page Follows]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Myriad Genetics, Inc.

By:  ________________________________

Name:

Title:

Cinnamon Merger Sub, Inc.

By:  ________________________________

Name:

Title:

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Counsyl, Inc.

By:  ________________________________

Name:

Title:

[Signature Page to Agreement and Plan of Merger]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Fortis Advisors LLC

By:  ________________________________

Name: Ryan Simkin

Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

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[Signature Page to Agreement and Plan of Merger]

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Exhibit A

A-1

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Exhibit A
Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“280G Stockholder Vote” shall have the meaning set forth in Section 5.1(b) (Stockholder Consent or Approval).

“Accounting Principles” shall mean GAAP as in effect at the date of the financial statement to which it refers, or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Unaudited Balance Sheet to the extent consistent with GAAP; provided that Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Accounts Receivable” shall mean (i) all trade accounts receivable and other rights to payment owed to the Company, and (ii) all other accounts receivable or notes receivable of the Company, in each case, as calculated in accordance with the Accounting Principles.

“Adjustment Amount” shall have the meaning set forth in Section 1.12(b) (Post Closing Adjustment to Closing Merger Consideration Amount).

“Adjustment Escrow” shall have the meaning set forth in Section 1.11(l) (Exchange/Payment).

“Adjustment Escrow Amount” shall mean $5,000,000.

“Advisory Group” shall have the meaning set forth in Section 1.15(e) (Securityholders’ Representative).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company Stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).

“Aggregate Exercise Amount” shall mean the aggregate exercise price of all In-the-Money-Options and Company Warrants, in each case, outstanding as of immediately prior to the

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Effective Time (other than the Excluded Company Warrants), as set forth on the Estimated Closing Statement.

“Aggregate Liquidation Preference” shall mean the sum of (i) the product of (A) aggregate number of outstanding shares of Series A Preferred Stock held by the Participating Securityholders immediately prior to the Effective Time multiplied by (B) $4.2800 plus (ii) the product of (A) aggregate number of outstanding shares of Series B Preferred Stock held by the Participating Securityholders immediately prior to the Effective Time (including the aggregate number of shares of Series B Preferred Stock issuable upon exercise of the Company Series B Preferred Stock Warrants) multiplied by (B) $5.0518 plus (iii) the product of (A) aggregate number of outstanding shares of Series C Preferred Stock held by the Participating Securityholders immediately prior to the Effective Time multiplied by (B) $8.84 plus (iv) the product of (A) the aggregate number of outstanding shares of Series D Preferred Stock held by the Participating Securityholders immediately prior to the Effective Time multiplied by (B) $10.84.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder.

“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Audited Company Financial Statements” shall have the meaning set forth in Section 2.4 (Financial Statements).

“BAAs” shall have the meaning set forth in Section 2.11(h).

“Balance Sheet Date” shall have the meaning set forth in Section 2.4 (Financial Statements).

“Book-Entry” shall have the meaning set forth in Section 1.10 (Closing of the Company Transfer Books).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Francisco.

“Cash and Cash Equivalents” shall mean, with respect to the Company, as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of cash, cash equivalents and marketable securities held by the Company, as determined in accordance with the Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any

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safety deposit box or other storage device, less (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, plus (b) checks received by the Company that have not been posted (after reducing Accounts Receivable or any other related current asset by the amount of such unposted check).

“CCC” shall have the meaning set forth in Section 1.14(a) (Appraisal and Dissenters’ Rights).

“Certificate of Merger” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Assets” shall mean the current assets of the Company in accordance with the Accounting Principles, including Accounts Receivable, prepaid expenses, deferred bank fees, prepaid software licenses, prepaid insurances, long-term deposits, including deposits held by the Company’s primary landlord (not included in Cash and Cash Equivalents), credit card prepayments and work-in-progress and finished goods inventory, but excluding Cash and Cash Equivalents and deferred tax assets.

“Closing Company Share Number” shall mean the sum of (a) the aggregate number of outstanding shares of Company Common Stock held by the Participating Securityholders and Dissenting Stockholders immediately prior to the Effective Time, (b) aggregate number of shares of Company Common Stock issuable upon the exercise of the Company Put Warrants, in each case, held by the Participating Securityholders as of immediately prior to the Effective Time (other than the Excluded Company Warrants) and (c) the aggregate number of shares of Company Common Stock issuable upon the exercise of In-the-Money-Options or settlement of Company RSUs outstanding as of immediately prior to cancellation immediately prior to the Effective Time.

“Closing Date” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Date Balance Sheet” shall mean a balance sheet of the Company as of the Reference Time prepared (i) from and in accordance with the books and records of the Company and (ii) in accordance with the Accounting Principles.

“Closing Date Cash Amount” shall mean the Cash and Cash Equivalents of the Company as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Indebtedness” shall mean the Debt of the Company, including the Put Option Payout Amount, as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Net Working Capital” shall mean an amount (which may be positive or negative) equal to (a) the Closing Assets minus (b) the Closing Liabilities, in each case, as of the Reference Time, determined and calculated in accordance with the Accounting Principles.

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“Closing Date Transaction Expenses” shall mean, without duplication, (a) the aggregate expenses, fees and disbursements of all attorneys, accountants, investment bankers and Securityholders’ Representative of the Company in connection with the negotiation, execution, delivery and performance of this Agreement through the Effective Time and in connection with the Company’s preparation of documents, including a registration statement on Form S-1, for an initial public offering, (b) the upfront engagement fee of the Securityholders’ Representative, (c) the amount of any transaction, discretionary or retention bonuses, made or provided, or required to be made or provided, by the Company as a result of or in connection with the Merger or any of the other transactions contemplated by the Agreement, (d) severance or change of control payments or benefits (or similar payment obligations) to be made concurrently with the Closing by the Company, (e) any forgiveness by the Company of any Debt owed to the Company by a Related Party, (f) the Securityholders’ Representative Reserve, and (g) Transaction Payroll Taxes, in each case (i) determined in accordance with the Accounting Principles and (ii) to the extent that such fees, expenses and disbursements have not been paid by the Company prior to the determination of the Company’s Estimated Closing Date Net Working Capital set forth on the Estimated Closing Statement; provided that to the extent any Closing Date Transaction Expenses become due and payable, Parent shall promptly pay such amounts to the applicable third party on behalf of the Surviving Corporation and provide to the Securityholders’ Representative evidence of such payment; provided, further, that Closing Date Transaction Expenses shall not include Taxes.

“Closing Liabilities” shall mean the current liabilities of the Company in accordance with the Accounting Principles, including accounts payable, accrued vacation, accrued expenses, unearned revenue, accrued expense reports, accrued payable for data, benefits payable and the current portion of capital lease obligations (other than, for the avoidance of doubt, (i) any Put Option Payout Amount and (ii) any double trigger payments payable pursuant to a second trigger occurring following the Closing), but excluding (a) deferred rent, (b) any liability included in the Closing Date Indebtedness and Closing Date Transaction Expenses, in each case of (a) and (b), to the extent actually deducted from the calculation of the Closing Merger Consideration Amount, (c) any Transaction Payroll Taxes and (d) capital leases (other than the current portion).

“Closing Merger Consideration Amount” shall mean cash in an amount equal to:

(a)the Purchase Price;

(b)plus the Estimated Closing Date Cash Amount, subject to adjustment as provided in Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount);

(c)minus the Estimated Closing Date Indebtedness, subject to adjustment as provided in Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount);

(d)plus the Estimated Net Working Capital Adjustment (which may be positive or negative), subject to adjustment as provided in Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount);

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(e)minus the Estimated Closing Date Transaction Expenses, subject to adjustment as provided in Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount);

(f)plus the Aggregate Exercise Amount;

(g)minus the Adjustment Escrow Amount; and

(h)minus the Aggregate Liquidation Preference.

“Closing Options Payout Amount” shall have the meaning set forth in Section 1.6(a) (Treatment of Company Options, Company RSUs and Company Warrants).

“Closing Payment Schedule” shall have the meaning set forth in Section 1.11(m)(iv) (Exchange/Payment/Deliveries).

“Closing RSUs Payout Amount” shall have the meaning set forth in Section 1.6(b) (Treatment of Company Options, Company RSUs and Company Warrants).

“Closing Statement” shall have the meaning set forth in Section 1.12(b) (Post Closing Adjustment to Closing Merger Consideration Amount).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of the State of Delaware on May 5, 2014, as amended or restated, and in effect immediately prior to the Effective Time.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Financial Statements” shall have the meaning set forth in Section 2.4 (Financial Statements).

“Company Information Systems” shall have the meaning set forth in Section 2.9(i) (Intellectual Property).

“Company Intellectual Property” shall mean all Intellectual Property used, necessary for the conduct of the business as currently conducted, or owned or purported to be owned by the Company.

“Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “adverse effect”) that (considered individually or together with all other adverse effects) has, or would reasonably be expected to have, a material adverse effect

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on the business, financial condition, assets, capitalization, business operations, results of operations or financial performance of the Company; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting directly or indirectly from hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, fires or other disasters and other force majeure events; (d) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (e) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (f) any adverse effect resulting directly or indirectly from (i) any action taken by the Company at Parent’s direction, or (ii) any action referred to in Section 4.2 (Conduct of the Business of the Company) taken by the Company with Parent’s consent; (g) the failure of the Company to meet internal expectations or projections (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); or (h) any adverse effect resulting directly or indirectly from any breach by Parent or Merger Sub of any provision of this Agreement or the taking of any other action by Parent or Merger Sub.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Plans” shall have the meaning set forth in Section 2.17(a) (Employee Benefit Plans and Employee Matters).

“Company Preferred Stock” shall mean collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Put Warrants” shall mean warrants set forth on Section 1.6(c)(i) of the Disclosure Schedule.

“Company Returns” shall mean any Tax Return required to be filed by the Company.

“Company RSUs” shall mean restricted stock units with respect to Company Common Stock.

“Company Series B Preferred Stock Warrant” shall mean warrants set forth on Section 1.6(c)(ii) of the Disclosure Schedule.

“Company Stock Certificate” shall have the meaning set forth in Section 1.10 (Closing of the Company’s Transfer Books).

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“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Warrants” shall mean the Company Put Warrants and the Company Series B Preferred Stock Warrants.

“Confidentiality Agreement” shall mean that certain Mutual Confidential Disclosure Agreement, dated as of February 12, 2018, by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Continuing Employees” shall have the meaning set forth in Section 5.3 (Employee Benefits).

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Cooley” shall have the meaning set forth in Section 10.12 (Conflict of Interest).

“Covered Materials” shall have the meaning set forth in Section 10.13 (Attorney-Client Privilege).

“CPT” shall have the meaning set forth in Section 2.11(e) (Regulatory Matters).

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.4(a) (Indemnification of Officers and Directors).

“D&O Tail Policy” has the meaning set forth in Section 5.4(b) (Indemnification of Officers and Directors) of this Agreement.

“Debt” shall mean the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Company whether or not represented by bonds, debentures, notes or other securities, (b) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, including any earn-out payment or contingent consideration payment obligations (other than accounts payable incurred in the ordinary course of business that are not more than thirty (30) days past due), (e) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement, (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is

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responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor and (h) the Put Option Payout Amount.  Notwithstanding the foregoing, “Debt” shall not include (i) any letters of credit to the extent not drawn upon, (ii) non-cancellable purchase commitments in the ordinary course of business, (iii) surety bonds and performance bonds, (iv) trade payables or other current liabilities in the ordinary course of business or (v) any capital leases reflected in the Company Financial Statements.  For purposes of Section 1 (Description of Transaction), “Debt” shall mean Debt, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated by this Agreement). For the avoidance of doubt, Debt shall not include any Taxes.

“Debt Commitment” means the debt financing commitments received and accepted by Parent, pursuant to a credit agreement and related commitment letter.

“Debt Financing” means the debt financing contemplated by Parent to be provided by the Financing Sources pursuant to the Debt Commitment.

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub on the date of the Agreement.

“Dispute Auditor” shall have the meaning set forth in Section 1.12(d) (Post Closing Adjustment to Closing Merger Consideration Amount).

“Dispute Notice” shall have the meaning set forth in Section 1.12(c) (Post Closing Adjustment to Closing Merger Consideration Amount).

“Dissenting Shares” shall have the meaning set forth in Section 1.14(a) (Appraisal and Dissenters’ Rights).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.14(a) (Appraisal and Dissenters’ Rights).

“DOJ” shall have the meaning set forth in Section 5.2 (Regulatory Filings; Reasonable Best Efforts).

“Effective Time” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Election” shall have the meaning set forth in Section 1.7(a)(i) (Parent Stock Election).

“Election Deadline” shall have the meaning set forth in Section 1.7(a)(ii) (Parent Stock Election).

“Election Form” shall have the meaning set forth in Section 1.11(b) (Exchange/Payment/Deliveries).

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“Employee Option” shall mean an In-the-Money-Option granted to an Employee Option Holder in the holder’s capacity as an employee of the Company for applicable employment Tax purposes.

“Employee Option Holder” shall mean each holder of an In-the-Money-Option who is an employee of the Company or was an employee of the Company when such Company Option was granted.

“Employee RSU” shall mean a Company RSU granted to an Employee RSU Holder in the holder’s capacity as an employee of the Company for applicable employment Tax purposes.

“Employee RSU Holder” shall mean each holder of a Company RSU who is an employee of the Company or was an employee of the Company when the Company RSU was granted.

“End Date” shall mean the date that is three months from the date of this Agreement, provided, however, that each party shall have the right to extend the End Date by up to 45 days if any of the conditions set forth in Section 6.4 (Antitrust Clearance) or Section 7.4 (Antitrust Clearance) of the Agreement shall not have been satisfied or waived on or prior to such date.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date hereof.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued pursuant to any Environmental Laws.

“Equity Incentive Plans” shall mean the Company’s 2007 Equity Incentive Plan and 2014 Equity Incentive Plan, in each case, as amended or restated.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.17(e) (Employee Benefit Plans and Employee Matters).

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A. or another escrow agent mutually acceptable to Parent and the Company.

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“Escrow Agreement” shall have the meaning set forth in Section 1.11(l) (Exchange/Payment).

“Estimated Closing Date Cash Amount” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Net Working Capital” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Statement” shall mean a written statement setting forth (a) an estimated Closing Date Balance Sheet and (b) in reasonable detail (i) the Aggregate Exercise Amount; and (ii) the Company’s good faith estimate of (1) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (2) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”), (3) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (4) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”).

“Estimated Net Working Capital Adjustment” shall mean, as applicable: (a) the amount by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount), or (c) if the Estimated Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Company Warrants” shall mean (a) any Company Warrant to the extent the holder thereof has elected to exercise such Company Warrant at or prior to the Effective Time or that expires by its terms as of the Effective Time and (b) any Company Put Warrant to the extent the holder thereof exercises the Put Option (as defined in the Company Put Warrant) at or prior to the Effective Time.

“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.

“Federal Health Care Program” shall mean any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

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“Filing Date” shall have the meaning set forth in Section 5.9(a) (Registration Statement).

“Final Net Working Capital Adjustment” shall mean, as applicable: (a) the amount by which the Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount) or (c) if the Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“Financing Sources” means the Lenders, any lender or prospective lender, lead arranger, agent or representative of or to Parent, and their respective Affiliates, their respective past, present and future officers, directors, managers, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“FTC” shall have the meaning set forth in Section 5.2 (Regulatory Filings; Reasonable Best Efforts).

“GAAP” shall mean United States generally accepted accounting principles. With respect to the computations pursuant to Section 1.12 (Post Closing Adjustment to Closing Merger Consideration Amount), GAAP shall mean such principles as in effect as of the Reference Time.

“GDPR” shall mean means the EU General Data Protection Regulation 2016/679.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body or regulatory authority, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law.  “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including, without limitation, (i) the Stark Law, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §

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321 et seq. and all regulations, agency guidance or similar legal requirement promulgated thereunder, (v) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (vi) applicable Laws of the United States Drug Enforcement Administration, (vii) the Medicare Act, 42 U.S.C. § 1395 et seq. and all regulations, agency guidance or similar legal requirement promulgated thereunder, (viii) federal laws governing Medicaid programs, 42 U.S.C. § 1396 et seq., and all regulations, agency guidance, or similar legal requirement promulgated thereunder, (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (x) Laws applicable to genetic testing and the privacy of genetic testing results, including, without limitation, HIPAA, and (xi) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.

“Hereditary Licenses” shall have the meaning set forth the definition of Publicly Available Software in this Exhibit A.

“HIPAA” means, collectively, Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, implementing regulations promulgated thereunder and related guidance issued from time to time.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Insurance Policies” shall have the meaning set forth in Section 2.19 (Insurance).

“Intellectual Property” shall mean the following items of intangible property:

(a)patents, utility models, industrial designs and all registrations and applications for registration of the same;

(b)trademarks, service marks, and trade dress, whether or not registered, and all pending applications for registration of the same, other than regulatory filings;

(c)copyrights, whether or not registered, and all pending applications for registration of the same;

(d)domain names and URLs;

(e)inventions (whether or not patentable), trade secrets and other rights in know-how and confidential or proprietary information; and

(f)computer programs and databases, whether in object or source code form.

“In-the-Money-Option” shall mean a Company Option that has a per share exercise price less than the Per Share Closing Merger Consideration applicable to a share of Company Common Stock.

“Investor Questionnaire” shall have the meaning set forth in Section 1.7(d) (Parent Stock Elections).

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“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall have the meaning set forth in Section 10.11 (Knowledge).

“Knowledge Individuals” shall mean the following Persons: Eric Evans, Joel Jung, Peter Soparkar, Ramji Srinivasan and Rishi Kacker.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and shall include, without limitation, the Health Care Laws.

“Leased Real Property” shall have the meaning set forth in Section 2.8 (Real Property; Leasehold).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lender” means any lender, prospective lender, lead arranger, arranger, agent or other representative of or to Parent, including any party to the Debt Commitment.

“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b) (Exchange/Payment).

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Material Contract” shall have the meaning set forth in Section 2.12 (Material Contracts).

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“New Plans” shall have the meaning set forth in Section 5.3(b) (Employee Benefits).

“Non-Dissenting Stockholder” shall mean each Company Stockholder that does not perfect or otherwise loses such stockholder’s appraisal or dissenters’ rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5 (Conversion of Shares).

“Non-Employee Option Holder” shall mean each holder of an In-the-Money-Option who is not an Employee Option Holder.

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“Non-Employee Options” shall mean In-the-Money-Options held by Non-Employee Option Holders.

“Non-Employee RSU Holder” shall mean each holder of a Company RSU who is not an Employee RSU Holder.

“Non-Employee RSUs” shall mean Company RSUs held by Non-Employee RSU Holders.

“Non-Recourse Party” shall mean, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no party to this Agreement will be considered a Non-Recourse Party.

“Out-of-the-Money-Option” shall mean a Company Option that has a per share exercise price greater than or equal to the Per Share Closing Merger Consideration applicable to a share of Company Common Stock.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Ownership Percentage” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the aggregate number of shares of Company Common Stock held by such Participating Securityholder as of immediately prior to the Effective Time (including, for purposes of this definition, the aggregate number of shares of Company Common Stock issuable upon the exercise of the Company Put Warrants, in each case, outstanding as of immediately prior to the Effective Time (other than the Excluded Company Warrants) and the aggregate number of shares of Company Common Stock underlying In-the-Money-Options and Company RSUs outstanding as of immediately prior to cancellation immediately prior to the Effective Time) by (b) the Closing Company Share Number.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Financial Statements” means the consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Filings together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of Parent, for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent SEC Filings” shall have the meaning set forth in Section 3.11 (Reports and Financial Statements).

“Parent Stock” shall mean shares of common stock, par value $0.01, of Parent.

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“Parent Stock Price” shall mean $31.31.

“Participating Securityholders” shall mean each Non-Dissenting Stockholder holding Company Common Stock and each holder of In-the-Money-Options, Company RSUs and Company Put Warrants (other than Excluded Company Warrants), each as of immediately prior to the Effective Time.

“Payment Agent” shall have the meaning set forth in Section 1.11(a) (Exchange/Payment).

“Payment Agent Agreement” means a payment agent agreement in customary form reasonably acceptable to Parent and the Company to be entered into by and among Parent, Merger Sub and the Payment Agent prior to the Closing Date.

“Payment Amount” shall mean:

(a)the Closing Merger Consideration Amount;

(b)minus the aggregate Closing Options Payout Amount payable to Employee Option Holders in respect of Employee Options;

(c)minus the aggregate Closing RSUs Payout Amount payable to Employee RSU Holders in respect of Employee RSUs.

“Payment Fund” shall have the meaning set forth in Section 1.11(a) (Exchange/Payment/Deliveries).

“Payoff Letters” means: (a) one or more payoff letters and other evidence regarding the discharge of Debt of the Company and termination and release of Liens related thereto, each dated no more than two Business Days prior to the Closing Date, to (i) satisfy such Debt as of the Closing and (ii) terminate and release any Liens related thereto; and (b) an invoice or an email confirmation from each advisor or other service provider to the Company, dated no more than two Business Days prior to the Closing Date, with respect to all unpaid Closing Date Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

“Payment Program” shall have the meaning set forth in Section 2.11(c) (Regulatory Matters).

“PCI-DSS” shall have the meaning set forth in Section 2.10(c) (Privacy and Data Security).

“Per Share Merger Consideration” shall mean the quotient of (a) the Closing Merger Consideration Amount, divided by (b) the Closing Company Share Number.

“Permit” means any material permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Body, or required by any Governmental Body to be obtained, maintained or filed.

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“Permitted Encumbrances” shall mean: (a) statutory liens for current Taxes or other governmental charges (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Bodies having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) matters that would be disclosed by an inspection, a current title commitment, or accurate survey of each parcel of real property that do not and are not reasonably expected to adversely affect the value, use or current occupancy of the Leased Real Property; and (f) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property; (g) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” means (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information pertaining to an individual that is regulated or protected by applicable Laws but excluding anonymized information and aggregated information that cannot reasonably be used to identify an individual; provided that Personal Data shall be limited to information regarding patients in the U.S. or information of patients outside of the U.S. only to the extent it has been transmitted to the U.S.

“Privacy Agreements” has the meaning set forth in Section 2.10(a) (Privacy and Data Security).

“Publicly Available Software” shall mean each of: (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, or distribution of such software that such software or other software or technology incorporated into, derived from, or distributed with such software: (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge (such licenses under this clause (ii) being “Hereditary Licenses”). Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

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“Purchase Price” shall mean $375,000,000.

“Put Option Payout Amount” shall mean the aggregate amount payable to the holders of the Company Put Warrants that exercise the Put Option (as defined in the Company Put Warrant), including, for the avoidance of doubt, the Put Purchase Price and any Top-Up Fee, each as defined in the Company Put Warrant, and net of any applicable exercise price, in accordance with the Company Put Warrant.

“Reference Time” shall mean 12:01 a.m., San Francisco time, on the Closing Date; provided that the Reference Time for purposes of calculating Tax assets and Tax liabilities included in Closing Date Net Working Capital shall be 11:59 p.m., San Francisco time, on the Closing Date.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body to Company, including all patents, registered copyrights, registered mask works, registered trademarks, and all applications for any of the foregoing.

“Registrable Shares” shall have the meaning set forth in Section 5.9(a) (Registration Statement).

“Registration Statement” shall have the meaning set forth in Section 5.9(a) (Registration Statement).

“Related Party” shall mean (a) each stockholder of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of any of the Company; (c) to the extent of the Knowledge of the Company, each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) to the extent of the Knowledge of the Company, any trust or other entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.22 (Vote Required).

“Required Marketing Information” shall have the meaning set forth in Section 5.10 (Financing Cooperation).

“R&W Insurance” shall have the meaning set forth in Section 8.3 (R&W Insurance).

“Satisfaction Date” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Security Breach” shall mean an actual unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Data controlled by the Company.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.15(a) (Securityholders’ Representative).

“Securityholders’ Representative Engagement Agreement” shall have the meaning set forth in Section 1.15(c) (Securityholders’ Representative).

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.15(d) (Securityholders’ Representative).

“Securityholders’ Representative Group” shall have the meaning set forth in Section 1.15(e) (Securityholders’ Representative).

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.15(d) (Securityholders’ Representative).

“Selling Company Stockholders” shall have the meaning set forth in Section 5.9(a) (Registration Statement).

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

“Specified Representations” shall mean the representations and warranties set forth in Sections 2.1(a) and 2.1(b) (Subsidiaries; Due Incorporation; Etc.), Section 2.3 (Capitalization, Etc.), Section 2.21 (Authority; Binding Nature of Agreement) and Section 2.25 (Financial Advisor).

“Stark Law” means the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership

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interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 (Merger of Merger Sub into the Company).

“Suspension Notice” shall have the meaning set forth in Section 5.95.9(c) (Registration Statement).

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person of a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 20% of the fair market value of all the assets of the Company immediately prior to such acquisition or more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated third party, other than the transactions contemplated by this Agreement.

“Target Net Working Capital” shall mean an amount equal to $12,500,000.

“Tax” or “Taxes” shall mean all federal, state or local and all foreign taxes of any kind whatsoever, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.

“Tax Returns” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendments, filed or required to be filed with a Governmental Body.

“Transaction Payroll Taxes” shall mean the employer portion under the Federal Insurance Contribution Act  for (i) Medicare taxes payable with respect to any bonuses, option exercises, payments in respect of Employee Options and Employee RSUs, severance or other compensatory payments made in connection with the transactions contemplated by this Agreement, in each case, that are made on, around or before the Closing (“Transaction Compensation”) and (ii) Social Security taxes payable on the Transaction Compensation with respect to any Company employee who based on compensation payable through the date of this Agreement and projected by the Company to be paid through December 31, 2018 would not be paid $128,400 in annual compensation (without taking into account the Transaction Compensation).

“Unaccredited Investors” shall have the meaning set forth in Section 1.7(d) (Parent Stock Elections).

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“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4 (Financial Statements).

“University” shall have the meaning set forth in Section 2.9(b) (Intellectual Property).

“Waived 280G Benefits” shall have the meaning set forth in Section 5.1(b) (Stockholder Consent or Approval).

“Withholding Agent” shall have the meaning set forth in Section 1.11(k) (Exchange/Payment).

“Written Consent” shall have the meaning set forth in Section 5.1(a) (Stockholder Consent or Approval).

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